Exhibit 10.1

$75,000,000
AMENDED AND RESTATED CREDIT AGREEMENT
among
NBC HOLDINGS CORP.,
NBC ACQUISITION CORP.,
NEBRASKA BOOK COMPANY, INC.,
as Borrower,
The Several Lenders
from Time to Time Parties Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and
Collateral Agent,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent
and
BANK OF AMERICA, N.A.,
as Documentation Agent
Dated as of February 13, 1998,
as amended and restated as of December 10, 2003 and March 4, 2004 and as further amended and restated as of October 2, 2009

J.P. MORGAN SECURITIES INC.
WELLS FARGO SECURITIES, LLC and
BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners

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-ii-

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ANNEXES:

A	Pricing Grid

SCHEDULES:

1.1A	Revolving Credit Commitments
1.1B	Mortgaged Property
4.4	Consents, Authorizations, Filings and Notices
4.9	Intellectual Property
4.15	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
4.19(b)	Mortgage Filing Jurisdictions
4.23	Insurance
7.2(e)	Existing Indebtedness
7.3(f)	Existing Liens
7.7	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B-1	Form of Borrower Compliance Certificate
B-2	Form of Holdings Compliance Certificate
B-3	Form of SuperHoldings Compliance Certificate
C-1	Form of Borrower Closing Certificate
C-2	Form of Holdings Closing Certificate
C-3	Form of Subsidiary Closing Certificate
C-4	Form of SuperHoldings Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F	Form of Legal Opinion of Bingham McCutchen LLP
G-1	Form of Revolving Credit Note
G-2	Form of Swing Line Note
H	Form of U.S. Tax Compliance Certificate
I	Form of Borrowing Base Certificate

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          AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 13, 1998, as amended and restated as of December 10, 2003 and March 4, 2004, as further amended and restated as of October 2, 2009, among NBC Holdings Corp., a Delaware corporation (“SuperHoldings”), NBC Acquisition Corp., a Delaware corporation (“Holdings”), Nebraska Book Company, Inc., a Kansas corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent (in such capacity, the “Administrative Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent (in such capacity, the “Syndication Agent”) and BANK OF AMERICA, N.A., as documentation agent (in such capacities, the “Documentation Agent”).
W I T N E S S E T H:
          WHEREAS, the Borrower is a direct wholly-owned subsidiary of Holdings, and Holdings is a direct subsidiary of SuperHoldings;
          WHEREAS, the Borrower, Holdings, the Administrative Agent and certain of the Lenders are parties to the Credit Agreement, dated as of February 13, 1998, as amended and restated as of December 10, 2003 and March 4, 2004 (the “Existing Credit Agreement”);
          WHEREAS, the Borrower and Holdings intend to enter into a recapitalization transaction pursuant to which (i) indebtedness of the Borrower under the Existing Credit Agreement will be refinanced, (ii) the Existing Credit Agreement and the credit facilities thereunder will be amended and restated pursuant to this Agreement and (iii) the Borrower will issue $200,000,000 in Senior Secured Notes (as defined below) (the foregoing, the “Transactions”);
          WHEREAS, in connection with the Transactions, the Borrower has requested that the Lenders provide a senior credit facility of $75,000,000; and
          WHEREAS, the Lenders party hereto, including certain of the Lenders under the Existing Credit Agreement (the “Continuing Lenders”), are willing to make such senior credit facility available upon and subject to the terms and conditions hereinafter set forth;
          NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree that, upon the effectiveness of this Agreement, the Existing Credit Agreement is hereby amended and restated in its entirety as follows:
Section 1.    DEFINITIONS
          1.1   Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
     “Account”: as defined in the Uniform Commercial Code in effect in the State of New York from time to time.
     “Adjustment Date”: the date that is six months after the Closing Date.

     “Administrative Agent”: JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent.
     “Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     “Agents”: the collective reference to the Syndication Agent, the Documentation Agent and the Administrative Agent.
     “Agreement”: this Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.
     “Applicable Margin”:   (a) with respect to Revolving Credit Loans, 3.50% per annum for Base Rate Loans and 4.50% per annum for Eurodollar Loans, and (b) with respect to Swing Line Loans, 3.50% per annum; provided, that on and after the Adjustment Date, the Applicable Margin will be determined pursuant to the Pricing Grid; provided further, that the Applicable Margin shall increase by an additional 1.50% per annum during any Buy-Fund Availability Period and will automatically decrease by 1.50% per annum at the end of such Buy-Fund Availability Period.
     “Applicable Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Exposure then outstanding constitutes of the aggregate principal amount of the Total Exposure then outstanding).
     “Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.
     “Approved Fund”: as defined in Section 10.6(b).
     “Arrangers”: J.P. Morgan Securities Inc., Wells Fargo Securities, LLC and Banc of America Securities LLC.
     “Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c) or (d) of Section 7.5).
     “Assignee”: as defined in Section 10.6(b).
     “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

     “Availability”: at any time, an amount equal to (a) the lesser of (i) the Total Revolving Credit Commitments and (ii) the Borrowing Base (as determined by the Administrative Agent in its Permitted Discretion) minus (b) the Total Exposure.
     “Banking Services”: each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates (at the time such service is provided): (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
     “Banking Services Obligations”: any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
     “Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate for a Eurodollar Loan with a one-month interest period commencing on such day plus 1.0% (provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or any successor or substitute page) at approximately 11:00 a.m. London time on such day). For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime or base rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively. Notwithstanding the foregoing, the Base Rate shall not be less than 2.50% per annum.
     “Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.
     “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
     “Bookstore”: any business establishment that has as its primary business the sale of textbooks.
     “Borrower”: as defined in the recitals hereto.
     “Borrower Pro Forma Financial Statements”: as defined in Section 4.1(a)(ii).
     “Borrower Projections”: as defined in Section 6.2(c)(ii).

     “Borrowing”:   (a) Revolving Credit Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swing Line Loan and (c) a Protective Advance.
     “Borrowing Base”: at any time, the sum of:
     (a)   the product of (i) 85% multiplied by (ii) the Eligible Accounts Receivable of the Loan Parties at such time minus the Dilution Reserve, minus, without duplication, any other Reserve related to Accounts, plus
     (b)   the lesser of (i) the product of (x) 55% (65% during the Peak Period) multiplied by (y) the Eligible Inventory of the Loan Parties, valued at the lower of cost or market value, at such time, minus, without duplication, Inventory Reserves and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Eligible Inventory of the Loan Parties, valued at the lower of cost or market value, at such time minus, without duplication, Inventory Reserves, plus
     (c)   during the Buy-Fund Availability Period, an amount equal to 50% of Buy-Funds at such time minus any Reserves relating to Buy-Funds in an amount not to exceed the lesser of $15,000,000 and 20% of the Total Revolving Credit Commitments, minus
     (d)   the sum of (i) the Rent Reserve and (ii) without duplication, any other Reserve in the Permitted Discretion of the Administrative Agent.
The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base, with any such changes to be effective three (3) Business Days after delivery of notice thereof to the Borrower and the Lenders. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.2(g).
At the time of any disposition of a Loan Party, or a sale of all or substantially all of the assets of a Loan Party, the Borrower shall give the Administrative Agent written notice of such disposition together with such information as shall be required for the Administrative Agent to adjust the Borrowing Base to reflect such disposition.
“Borrowing Base Certificate”: a certificate in substantially the form of Exhibit I hereto (with such changes thereto from time to time as may reasonably be required by the Administrative Agent to reflect the components of and reserves against the Borrowing Base as provided for herein), executed and certified by a Responsible Officer of the Borrower, which certificate shall include appropriate exhibits, schedules, supporting documentation and additional reports (i) as outlined in Schedule 1 to Exhibit I and (ii) as provided for in Section 6.2(g).

     “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
     “Business”: as defined in Section 4.17.
     “Business Day”:   (i) for all purposes other than as covered by clause (ii) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
     “Buy-Fund Availability Period”: the collective reference to (i) the period from and including April 15 of any year to but excluding June 30 of the same year and (ii) the period from and including December 1 of any year to but excluding January 30 of the next succeeding year.
     “Buy-Funds”: the aggregate amount of cash in the possession of the Borrower’s buyers conducting book-buys during any buy-back period at an educational institution or commercial Bookstore, less the aggregate amount represented by outstanding drafts issued by the Borrower in respect of purchases of used books during such buy-back period.
     “Buy-Fund Invoice”: an invoice resulting from the sale or advance by the Borrower to, or the agreement by the Borrower with, an educational institution or commercial Bookstore in respect of used books that (a) have been purchased by the Borrower during any buy-back period at such educational institution or commercial Bookstore and (b) are designated to remain on the campus of such educational institution or on the premises of such commercial Bookstore, in each case net of any commission owed by the Borrower to such educational institution or commercial Bookstore in respect of such sale.
     “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
     “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

     “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
     “Cash Dominion Period”:   (a) each period when an Event of Default shall have occurred and be continuing and (b) each period beginning on a date on which Availability is less than the greater of (i) 25% of the Total Revolving Credit Commitments and (ii) $18,750,000; provided that any Cash Dominion Period commencing under this clause (b) shall be discontinued when and if Availability shall be greater than such specified level for 60 consecutive days, provided further, however, that a Cash Dominion Period may be discontinued no more than twice in any period of 12 consecutive months.
     “Cash Equivalents”:   (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
     “Closing Date”: October 2, 2009 or such later date not beyond October 15, 2009 on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived by the Arrangers.
     “Code”: the Internal Revenue Code of 1986, as amended from time to time.

     “Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
     “Collateral Access Agreement”: as defined in the Guarantee and Collateral Agreement.
     “Collection Account”: as such term is defined in the Guarantee and Collateral Agreement.
     “Commencement Date”: as defined in Section 7.1.
     “Commitment Fee Rate”: for any period, the applicable rate per annum set forth below, based upon the daily average Commitment Utilization Percentage during such period:

Commitment Utilization	Commitment
Percentage	Fee Rate
> 50%	0.75%
< 50%	1.00%

     “Commitment Utilization Percentage”: for any day, the percentage equivalent of a fraction (a) the numerator of which is the Total Exposure (other than Swing Line Loans and Protective Advances) on such day and (b) the denominator of which is the Total Revolving Credit Commitments on such day.
     “Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control any Loan Party within the meaning of Section 4001 of ERISA or is part of a group which includes any Loan Party and which is treated as a single employer under Section 414 of the Code.
     “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.
     “Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.16, 2.17, 2.18 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Revolving Credit Commitment.

     “Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any non-cash extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business and excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash expenditures in any future period), (f) any other non-cash charges, and (g) charges incurred on or prior to September 30, 2010 in connection with Holdings’ and the Borrower’s executive restricted stock program not to exceed $5,000,000 in the aggregate, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (iii) any other non-cash income, all as determined on a consolidated basis.
     “Consolidated Fixed Charge Coverage Ratio”: for any Test Period, the ratio, determined as of the end of such Test Period, of (a) Consolidated EBITDA for such Test Period minus the sum of (i) Capital Expenditures paid in cash by the Borrower and its Subsidiaries during such Test Period (other than those financed with Indebtedness (other than Loans) but including repayments of any such Indebtedness), (ii) cash contributions to any qualified defined benefit pension Plan in excess of the amount of such contributions that was expensed and (iii) the aggregate amount of income taxes paid in cash by the Borrower and the Subsidiaries during such Test Period to (b) Consolidated Fixed Charges for such Test Period, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.
     “Consolidated Fixed Charges”: with reference to any Test Period, without duplication, (i) cash Consolidated Interest Expense, plus (ii) scheduled principal payments on Indebtedness made during such Test Period, but excluding payments of principal to the extent made with the proceeds of Indebtedness incurred or an issuance of equity to refinance such principal, plus (iii) Restricted Payments paid in cash (other than Restricted Payments made to the Borrower or any Subsidiary pursuant to Section 7.6), plus (iv) cash contributions to any qualified defined benefit pension Plan in excess of the amount of such contributions that was expensed, plus (v) Capital Lease Obligation payments, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.
     “Consolidated Interest Expense”: for any period, the cash interest expense of the Borrower and its Subsidiaries (including deferred or accrued cash interest expense and the cash interest portion of all Capital Lease Obligations during such period), calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP.
     Notwithstanding the foregoing, Consolidated Interest Expense for any period will be adjusted, on a Pro Forma Basis to take into account the effect of any acquisition or disposition involving the acquisition or disposition of a Subsidiary, or a business unit, division, product line or line of business during such period, as if such acquisition or disposition (and any related incurrence or prepayment of Indebtedness) had occurred on the first day of such period.
     “Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
     Notwithstanding the foregoing, Consolidated Net Income for any period will be adjusted, on a Pro Forma Basis to take into account the effect of any acquisition or disposition involving the acquisition or disposition of a Subsidiary, or a business unit, division, product line or line of business during such period, as if such acquisition or disposition (and any related incurrence or prepayment of Indebtedness) had occurred on the first day of such period.
     “Contingent Obligations”: any contingent indemnification obligations for which no claim has been made, it being understood the following and similar obligations shall not constitute Contingent Obligations: (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Obligation and (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding Letters of Credit.
     “Continuing Directors”: as defined in Section 8(j) hereof.
     “Continuing Lenders”: as defined in the recitals hereto.
     “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
     “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     “Defaulted Account”: as defined in the definition of the “Eligible Accounts Receivable”.
     “Defaulting Lender”: any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit or Swing Line Loan, within three Business Days of the date on which it shall have been required to fund the same, unless the subject of a good faith dispute between the Borrower and such Lender, (b) notified the Borrower, the Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute), or (d) (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (d) the Borrower, the Administrative Agent, the Swing Line Lender and the Issuing Lender shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority.
     “Deposit Account Control Agreement”: as defined in the Guarantee and Collateral Agreement.
     “Documentation Agents”: as defined in the preamble hereto.
     “Dilution Factors”: without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Borrower.
     “Dilution Ratio”: at any date, (i) the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months divided by (b) total gross sales for the twelve (12) most recently ended fiscal months less (ii) 5%.

     “Dilution Reserve”: at any date, the product of the applicable Dilution Ratio multiplied by the Eligible Accounts Receivable on such date.
     “Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.
     “Dollars” and “$”: dollars in lawful currency of the United States of America.
     “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.
     “Early Termination Date”: at any time the date which is 91 days prior to the then earliest scheduled final maturity date of any of the Senior Secured Notes, the Senior Subordinated Notes, the Holdings Discount Notes or any refinancing of any of the foregoing.
     “Eligible Accounts Receivable”: at the time of any determination, the gross outstanding balance at such time, determined in accordance with GAAP and stated on a basis consistent with the historical practices of the Borrower as of the date hereof, of Accounts of the Borrower and its Subsidiaries, including the aggregate amount of all Past-due Addbacks less, as applicable and without duplication, the aggregate amount of (i) all charge-backs for returns, (ii) all finance agreements, (iii) all trade discounts, (iv) all finance charges, late fees and other fees that are unearned and (v) the aggregate amount of all reserves for service fees and such other fees or commissions or similar amounts that the Borrower or such Subsidiary has agreed to pay. Notwithstanding the foregoing, an Account shall not be included in this definition of Eligible Accounts Receivable if, at the time of any determination, without duplication:
     (a)   the Borrower or such Subsidiary has not complied with all material requirements of applicable Federal, state and local laws, rules, regulations and orders (including all laws, rules, regulations and orders of any governmental or judicial authority relating to truth in lending, billing practices, fair credit reporting, equal credit opportunity, debt collection practices and consumer debtor protection) applicable to such Account (or any related contracts) or affecting the collectibility of such Account; or
     (b)   (i) such Account is not assignable or requires consent of the Account debtor and such a requirement of consent is enforceable law or (ii) a first priority security interest in such Account in favor of the Administrative Agent for the ratable benefit of the Lenders has not been obtained and fully perfected by filing Uniform Commercial Code financing statements against the Borrower or such Subsidiary; or
     (c)   such Account is subject to any Lien whatsoever other than Liens expressly permitted by clauses (h) and (m) of Section 7.3; or

     (d)   the Borrower or such Subsidiary, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Account debtor, except the portion of such Account that has arisen in respect of the sale of any Information Systems Inventory; or
     (e)   such Account does not constitute a legal, valid and binding irrevocable payment obligation of the Account debtor to pay the balance thereof in accordance with its terms or is subject to any defense, setoff, recoupment or counterclaim; or
     (f)   the Account debtor is an Affiliate, division or employee of the Borrower or such Subsidiary; or
     (g)   (i)   if such Account (A) is an account of the United States Government or any of its agencies or instrumentalities, (B) is subject to any Lien pursuant to the Federal Assignment of Claims Act and (C) the Administrative Agent has not received an assignment of claims in form and substance satisfactory to it within 45 days of the creation of such Account or (ii) such Account is (A) an account of the government of any state of the United States or any political subdivision thereof or any agency or instrumentality of any of the foregoing and (B) a first priority security interest in such account in favor of the Administrative Agent for the ratable benefit of the Lenders has not been obtained and fully perfected by filing Uniform Commercial Code financing statements against the Borrower or such Subsidiary; or
     (h)   an estimated or accrual loss has been recognized in respect of such Account, as determined in accordance with the Borrower’s or such Subsidiary’s usual business practice (each such Account, a “Defaulted Account”); or
     (i)   20% or more of the aggregate outstanding amount of all Accounts from the Account debtor in respect of such Account and its Affiliates constitute Defaulted Accounts; or
     (j)   any representation or warranty contained in this Agreement or in any other Loan Documents applicable either to Accounts in general or to any such specific Account shall prove to have been false or misleading in any material respect when made or deemed made with respect to such Account; or
     (k)   50% or more of the outstanding amount of all Accounts from the same Account debtor have become, or have been determined by the Administrative Agent to be, ineligible pursuant to subparagraph (m) below; or
     (l)   the Account debtor (i) has filed a petition for relief under the United States Bankruptcy Code (or similar action under any successor law or under any comparable law), (ii) has made a general assignment for the benefit of creditors, (iii) has filed against it any petition or other application for relief under the United States Bankruptcy Code (or similar action under any successor law or under any comparable law), (iv) has failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation or (v) had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; or
     (m)   (i)   any portion of such Account has remained unpaid 90 or more days past the original invoice date thereof or (ii) the Borrower or such Subsidiary has reason to believe that all or a material portion of such Account is uncollectible (in the reasonable discretion of the Administrative Agent); or
     (n)   in respect of Buy-Fund Invoices, any portion of such Account has remained unpaid 31 or more days past the original invoice date therefor; or
     (o)   the sale represented by such Account is to an Account debtor organized or located outside the states of the United States, the District of Columbia or Canada unless, in the case of any Account debtor controlled by an entity organized or located outside one of the states of the United States or the District of Columbia, the Administrative Agent has, for the benefit of the Lenders, a valid, legal and perfected first-priority security interest in such Account; or
     (p)   the Account debtor is a supplier or creditor of the Borrower or such Subsidiary (but only to the extent of the lesser of (i) the amount owing from such Account debtor to the Borrower or such Subsidiary pursuant to Accounts that are otherwise eligible and (ii) the amount owing to such Account debtor by the Borrower or such Subsidiary); or
     (q)   such Account is not denominated in dollars or is payable outside the United States; or
     (r)   if applicable, the sale represented by such Account is on a bill-and-hold, undelivered sale, guaranteed sale, sale-or-return, consignment or sale-on-approval basis or is subject to any right of return (other than (i) in the ordinary course of business or (ii) a standard right of claim for defective goods for which neither the related Account debtor has made a claim nor the Borrower or such Subsidiary has any basis to believe that such Account debtor is entitled to such a claim), charge-back or setoff; or
     (s)   the Administrative Agent believes, in its reasonable discretion, that the collection of such Account may not be paid and the Administrative Agent shall so notify the Borrower; or
     (t)   the Borrower or such Subsidiary is in default, in any material respect, in the performance or observance of any of the terms of any agreement giving rise to such Account; or
     (u)   the Borrower or such Subsidiary does not have good and marketable title to such Account as sole owner of such Account; or

     (v)   such Account does not arise from the sale and delivery of goods or provision of services in the ordinary course of business of the Borrower or such Subsidiary to the Account debtor; or
     (w)   such Account is on terms other than those normal or customary in the business or the Borrower or such Subsidiary; or
     (x)   any amounts payable under or in connection with such Account are evidenced by promissory notes, agreements to repay cash advances or other instruments, unless such promissory notes, agreements or instruments have been endorsed and delivered to the Administrative Agent; or
     (y)   such Account has been paid by a check that has been returned for insufficient funds; or
     (z)   the Account debtor is a third party credit card company or a debit card company; or
     (aa)   such Account is not subject to the standard credit and collection policies of the Borrower or such Subsidiary; or
     (bb)   such Account has been placed with an attorney or other third party for collection; or
     (cc)   the aggregate credit balances of the Borrower or such Subsidiary on an Account debtor by Account debtor basis of all Accounts have remained unpaid for the past due amounts referenced in subparagraphs (m) and (n) above; or
     (dd)   such Account is subject to any adverse security deposit, retainage or other similar advance made by or for the benefit of the applicable Account debtor, in each case only to the extent thereof; or
     (ee)   such Account was invoiced (i) in advance of goods or services provided, or (ii) twice or more, or (iii) the associated income has not been earned; or
     (ff)   the goods giving rise to such Account have not been shipped and title has not been transferred to the Account debtor, or the Account represents a progress-billing or otherwise does not represent a complete sale, except the portion of such Account that has arisen in respect of the sale of any Information Systems Inventory; for purposes hereof, “progress-billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account debtor’s obligation to pay such invoice is conditioned upon the Borrower’s or such Subsidiary’s completion of any further performance under the contract or agreement; or

     (gg)   such Account is created on cash on delivery terms;
provided that, all Accounts of any single Account debtor and its Affiliates which, in the aggregate exceed (i) 20% in respect of an Account debtor whose securities are rated Investment Grade, and (ii) 15% in respect of all other Account debtors, of the total amount of all Accounts at the time of any determination shall be deemed not to be Eligible Accounts Receivable to the extent of such excess. Standards of eligibility may be made more restrictive from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective three (3) Business Days after delivery of notice thereof to the Borrower and the Lenders.
     “Eligible Inventory”: at any date of determination thereof, the value (determined at the lowest of cost or market or the written-down value in accordance with the Borrower’s historical practice in accordance with GAAP) at such date of all inventories (“Inventory”) of the Borrower and its Subsidiaries owned by the Borrower and its Subsidiaries and in the possession of the Borrower and its Subsidiaries or any warehouseman, bailee, agent or processor of the Borrower and its Subsidiaries, including any educational institution or commercial Bookstore, net of (i) any interdivisional profit, (ii) any amounts payable by the Borrower and its Subsidiaries in respect of commissions, processing fees or other charges and (iii) any advance payments and unliquidated progress billings in respect of such Inventory. Notwithstanding the foregoing, Inventory shall not constitute Eligible Inventory if, without duplication:
     (a)   such item of Inventory is not assignable or a first priority security interest in such item of Inventory in favor of the Administrative Agent for the ratable benefit of the Lenders has not been obtained and fully perfected by filing Uniform Commercial Code financing statements against the Borrower or such Subsidiary; or
     (b)   such item of Inventory is subject to any Lien whatsoever; other than Liens expressly permitted by clauses (h) and (m) of Section 7.3 of this Agreement; or
     (c)   there shall have occurred any event that, or any condition with respect to such item of Inventory, would substantially impede the ability of the Borrower or such Subsidiary to continue to use or sell such item of Inventory in the normal course of business; or
     (d)   any claim disputing the title of the Borrower or such Subsidiary to, or right to possession of or dominion over, such item of Inventory shall have been asserted; or
     (e)   any representation or warranty contained in this Agreement or in any other Loan Document applicable to either Inventory in general or to such specific item of Inventory has been breached with respect to such item of Inventory; or

     (f)   the Borrower or such Subsidiary does not have good and marketable title to such item of Inventory as sole owner of such item of Inventory; or
     (g)   such item of Inventory is located outside of the United States; or
     (h)   such item of Inventory is evidenced by an Account; or
     (i)   such item of Inventory consists of packing, packaging and/or shipping supplies or materials; or
     (j)   such item of Inventory has been shipped to a customer, even if on a consignment or “sale or return” basis; or
     (k)   such item of Inventory consists of obsolete Information Systems Inventory or Retail Inventory, including books and related materials with titles classified as slow-moving; or
     (l)   such item of Inventory consists of any unsaleable Inventory; or
     (m)   such item of Inventory is located on a leasehold, or is in the possession or control of any lessor, warehouseman, bailee, agent or processor, unless (i) a Rent Reserve has been established for Inventory at that location, or (ii) the applicable lessor, warehouseman, bailee, agent or processor (including any educational institution or commercial Bookstore), has been notified of the Lien granted under the Security Documents and has entered into a Landlord Waiver, or (iii) (A) the Administrative Agent shall have received an opinion, in form and substance acceptable to and from local counsel approved by the Administrative Agent, and addressed to the Administrative Agent, the Issuing Lender and the Lenders, to the effect that there is no law in the jurisdiction where such Inventory is located that would allow Inventory located on such leasehold, or in the possession or control of such warehouseman, bailee, agent or processor, to be subjected to any Lien in favor of the applicable lessor, warehouseman, bailee, agent or processor arising by operation of law and (B) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower or such Subsidiary certifying that there is no term or condition of any agreement or other document governing the relationship between the Borrower or such Subsidiary and the applicable lessor, warehouseman, bailee, agent or processor that provides for any such Lien; or
     (n)   such item of Inventory consists of food, beverages or sundries; or
     (o)   such item of Inventory consists of cigarettes; or
     (p)   such item of Inventory is to be sold by the Borrower or such Subsidiary from a vending machine; or
     (q)   such item of Inventory has been determined by the Administrative Agent, exercising its reasonable discretion, to be unacceptable because (i) the Administrative Agent believes that such item of Inventory is not readily saleable under the customary terms on which it is usually sold or (ii) such item of Inventory (other than Information Systems Inventory) is not of a type typically sold by campus Bookstores; or
     (r)   such item of Inventory is goods returned or rejected by the Borrower’s or such Subsidiary’s customers due to quality issues or is goods in transit to a third party; or
     (s)   such item of Inventory is a reserve computed by the Borrower or such Subsidiary to accrue for future adjustments to Inventory relating to inaccuracies arising from the utilization of the gross profit method of accounting for Retail Inventory; or
     (t)   such item of Inventory is an accrual computed by the Borrower or such Subsidiary to accrue for anticipated returns of sold Inventory.
Standards of eligibility may be made more restrictive from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective three (3) Business Days after delivery of notice thereof to the Borrower and the Lenders.
     “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
     “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as of 11:00 A.M.,

London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate is not available at such time for any reason, “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein. Notwithstanding the foregoing, the Eurodollar Base Rate shall not be less than 1.50% per annum.
     “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
     “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements
     “Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
     “Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
     “Excluded Foreign Subsidiaries”: any Foreign Subsidiary in respect of which either (i) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (ii) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.
     “Exposure”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s Applicable Percentage of the L/C Obligations then outstanding, (c) such Lender’s Applicable Percentage of the aggregate principal amount of Swing Line Loans then outstanding and (d) such Lender’s Applicable Percentage of the aggregate principal amount of Protective Advances then outstanding.
     “Existing Credit Agreement”: as defined in the recitals hereto.
     “FCCR Compliance Period”: as defined in Section 7.1.

     “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.
     “Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Loan Party.
     “Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Loan Party.
     “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.
     “Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including, without limitation, all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.
     “Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders pursuant to Section 10.2.
     “GAAP”: generally accepted accounting principles in the United States of America.
     “Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, the National Association of Insurance Commissioners).
     “Guarantee and Collateral Agreement”: the First Lien Amended and Restated Guarantee and Collateral Agreement to be executed and delivered by SuperHoldings, Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.
     “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
     “Guarantors”: the collective reference to SuperHoldings, Holdings and the Subsidiary Guarantors.
     “Holdings”: as defined in the preamble hereto.
     “Holdings Discount Notes”: the 11% Senior Discount Notes of Holdings due 2013 and issued pursuant to the Holdings Discount Notes Indenture.
     “Holdings Discount Notes Indenture”: the Indenture dated as of March 4, 2004 entered into by Holdings in connection with the issuance of the Holdings Discount Notes, together with all instruments and other agreements entered into by Holdings in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.
     “Holdings Pro Forma Financial Statements”: as defined in Section 4.1(a)(i).
     “Holdings Projections”: as defined in Section 6.2(c)(i).
     “Indebtedness”: of any Person at any date, without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under bankers’ acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock (other than common stock) of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements and (k) the liquidation value of any mandatorily redeemable preferred Capital Stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly Owned Subsidiaries.
     “Indentures:” the collective reference to the Holdings Discount Note Indenture, the Senior Subordinated Note Indenture and the Senior Secured Note Indenture.
     “Information Systems Inventory”: all Inventory located at the Borrower’s warehouses consisting of computer hardware and software, including IBM point-of-sale register systems and related software.
     “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
     “Insolvent”: pertaining to a condition of Insolvency.
     “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, domain names, trademark licenses, technology, know-how and processes, and any other confidential or proprietary information, all registrations and applications thereof, and all rights to sue at law or in equity for any past, present or future infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
     “Intercreditor Agreement”: the Intercreditor Agreement, dated as of October 2, 2009, by and among JPMorgan Chase Bank, N.A., as First Priority Representative thereunder, Wilmington Trust FSB, as Second Priority Representative thereunder and each of the Loan Parties party thereto.

     “Interest Payment Date”:   (a) as to any Base Rate Loan, the last day of each January, April, July and October to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof.
     “Interest Period”: as to any Eurodollar Loan (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
          (i)   if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
          (ii)   any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date;
          (iii)   any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
          (iv)   the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.
     “Inventory”: as defined in the definition of “Eligible Inventory”.
     “Inventory Reserves”: reserves against Inventory equal to the sum of the following (but without duplication):
     (a)   RTV Reserves; and

     (b)   a reserve determined by the Administrative Agent in its Permitted Discretion for Inventory that it deems to be obsolete or which is discontinued or slow-moving; and
     (c)   a reserve for Inventory which is recognized as damaged or off quality or not to customer specifications by the Borrower; and
     (d)   a revaluation reserve whereby capitalized favorable variances shall be deducted from Eligible Inventory and unfavorable variances shall not be added to Eligible Inventory; and
     (e)   a lower of the cost or market value reserve for any differences between the Borrower’s actual cost to produce versus its selling price to third parties, determined on a product line basis; and
     (f)   any other Reserves, including reserves for inventory shrinkage as deemed appropriate by the Administrative Agent in its Permitted Discretion, from time to time.
     “Investment Grade”: having a rating established by a third party rating agency, equivalent to a Standard & Poor’s Ratings Group BBB- or a Moody’s Investor’s Services, Inc. Baa3 or better.
     “Issuing Lender”: any of JPMorgan Chase Bank, N.A., Bank of America, N.A. or Wells Fargo Bank, National Association, in its capacity as the issuer of Letters of Credit hereunder. Each Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “Landlord Waiver”: a written agreement reasonably satisfactory in form and substance to the Administrative Agent (i) acknowledging that Inventory located on a leasehold or in possession or control of any warehouseman, bailee, agent or processor is subject to the Lien granted under the Security Documents, (ii) waiving and releasing any applicable Lien held by such lessor, warehouseman, bailee, agent or processor with respect to such item of Inventory (whether arising by operation of law or otherwise) and (iii) providing the Administrative Agent with the right to receive notice of default, the right to repossess such item of Inventory at any time upon the occurrence or during the continuance of a Default or Event of Default and such other rights as may be reasonably required by the Administrative Agent.
     “L/C Commitment”: $10,000,000.
     “LC Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all Reimbursement Obligations at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

     “L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.
     “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.
     “L/C Participants”: the collective reference to all the Lenders other than the Issuing Lender.
     “Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
     “Letters of Credit”: as defined in Section 3.1(a).
     “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
     “Loan”: any loan made by any Lender pursuant to this Agreement.
     “Loan Documents”: this Agreement, the Security Documents, the Intercreditor Agreement and the Notes as the same may be amended, supplemented or otherwise modified from time to time.
     “Loan Parties”: SuperHoldings, Holdings, the Borrower and each other Subsidiary of SuperHoldings which is a party to a Loan Document.
     “Material Adverse Effect”: any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the Transactions, (b) the business, assets, operations, condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (c) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (d) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (e) the rights of or benefits available to the Administrative Agent, the Issuing Lender or the Lenders thereunder.
     “Material Environmental Amount”: an amount payable by SuperHoldings and/or its Subsidiaries in excess of $1,000,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.
     “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
     “Mortgaged Properties”: the owned real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders has been or shall be granted a Lien pursuant to the Mortgages.
     “Mortgages”: each mortgage referred to in Section 5.1(a) and each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.
     “Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds”:   (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), insurance proceeds applied to pay costs incurred in connection with the repair or restoration of any Property that is real property in the event of damage by casualty and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
     “Net Orderly Liquidation Value”: with respect to Inventory of the Borrower and its Subsidiaries, the orderly liquidation value thereof as determined in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.
     “Non-Consenting Lender”: as defined in Section 10.1.
     “Non-Excluded Taxes”: as defined in Section 2.17(a).
     “Non-U.S. Lender”: as defined in Section 2.17(d).

     “Notes”: the collective reference to any promissory note evidencing Loans.
     “Obligations”: as defined in the Guarantee and Collateral Agreement.
     “Optional Payment Amount”: $15,000,000.
     “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under, from the execution, delivery or enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.
     “Participant”: as defined in Section 10.6(c).
     “Participant Register”: as defined in Section 10.6(c).
     “Past-due Addbacks”: the aggregate amount of past due credit balances aged over 90 days from the original invoice date.
     “Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.
     “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
     “Peak Period”: the collective reference to (i) the period from and including May 1 of any year to and including August 31 of the same year and (ii) the period from and including December 1 of any year to and including January 15 of next succeeding year.
     “Pension Act”: the Pension Protection Act of 2006.
     “Permitted Discretion”: a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment exercised in accordance with the Administrative Agent’s customary and generally applicable credit practices.
     “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “Plan”: at a particular time, any employee benefit plan (within the meaning of Section 3(3) of ERISA) which is covered by ERISA and in respect of which any Loan Party or Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pricing Grid”: the pricing grid attached hereto as Annex A.

     “Primary Investors”: the collective reference to the Sponsors and their Related Parties, and any additional investment fund for which any of the Sponsors is the sole advisor or which is effectively controlled by any of the Sponsors.
     “Pro Forma Basis”: with respect to any test hereunder in connection with any event, means that such test shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) such event as if it happened on the first day of such period (it being understood that with respect to any acquisition or disposition, any such adjustments shall be permitted solely to the extent they arise out of events which are directly attributable to the acquisition or the disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Responsible Officer of the Borrower) or (ii) the incurrence of any Indebtedness by the Borrower or any Subsidiary and any incurrence, repayment, issuance or redemption of other Indebtedness of the Borrower or any Subsidiary occurring at any time subsequent to the last day of the Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be, occurred on the first day of the Test Period.
     “Pro Forma Financial Statements”: the collective reference to the Borrower Pro Forma Financial Statements and the Holdings Pro Forma Financial Statements.
     “Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code.
     “Properties”: as defined in Section 4.17.
     “Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
     “Protective Advances”: as defined in Section 2.23.
     “Recovery Event”: any settlement of or payment in respect of any property, title or casualty insurance claim or any condemnation proceeding relating to any asset of SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries.
     “Reference Lender”: the Administrative Agent.
     “Refunded Swing Line Loans”: as defined in Section 2.4.
     “Refunding Date”: as defined in Section 2.4.
     “Register”: as defined in Section 10.6(b).
     “Regulation U”: Regulation U of the Board as in effect from time to time.

     “Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
     “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries in connection therewith which are not applied to prepay the Loans as a result of the delivery of a Reinvestment Notice.
     “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.
     “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its business.
     “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower’s business.
     “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.
     “Related Party”: with respect to any of the Sponsors (A) any controlling stockholder or partner, a direct or indirect 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Sponsor, (B) any trust, corporation, partnership or other entity, the controlling beneficiaries, stockholders, partners or owners of which, directly or indirectly, consist of the Sponsor and/or such other Persons referred to in the immediately preceding clause (A) and/or in the succeeding clause (D), (C) any partner or stockholder of such Sponsor as of the Closing Date who acquires any assets or voting stock of the Borrower or Holdings pursuant to a general distribution by such Sponsor to each of its partners or stockholders or (D) any officer or director of such Sponsor.
     “Rent Reserve”: on any date, with respect to any retail store, distribution center, warehouse, or other location where any Eligible Inventory subject to a Lien arising by operation of contract and/or law is located and with respect to which no Landlord Waiver is in effect, a reserve equal to three months’ rent at such retail store, distribution center, warehouse, or other location.
     “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

     “Report”: reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of any Loan Party from information furnished by or on behalf of any Loan Party, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports shall be distributed to the Lenders by the Administrative Agent.
     “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than those events as to which the thirty day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615.
     “Required Lenders”: the holders of more than 50% of the Total Revolving Credit Commitments or, if the Revolving Credit Commitments have been terminated, the Total Exposure.
     “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
     “Reserves”: any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, the Dilution Reserve, reserves for accrued and unpaid interest on the Obligations, reserves in respect of Banking Services, volatility reserves, Rent Reserves, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.
     “Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer, vice president — finance or controller of the Borrower.
     “Restricted Payment”: as defined in Section 7.6.
     “Retail Inventory”: all Inventory located at a Bookstore consisting of: new and used textbooks, including any related study aids; general subject books; medical, technical and reference books; periodicals and magazines; clothing, including school insignia items; electronics; gifts; stationery and cards; school and office supplies and art; food, beverages and sundries; and all other items held for resale in the ordinary course of business.
     “Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swing Line Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The Total Revolving Credit Commitments on the Closing Date is $75,000,000.
     “Revolving Credit Commitment Period”: the period from and including the Closing Date to the Revolving Credit Termination Date.
     “Revolving Credit Loans”: as defined in Section 2.1(a).
     “Revolving Credit Termination Date”: the earlier of (a) the Early Termination Date and (b) October 2, 2012.
     “RTV Reserve”: at any time, an amount equal to the amount of Inventory that is identified as to be returned to vendor.
     “Secured Party”: as defined in the Guarantee and Collateral Agreement.
     “Securities Act”: as defined in Section 4.1(a)(i) hereof.
     “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
     “Senior Secured Note Indenture”: the Indenture dated as of October 2, 2009 entered into by the Borrower and certain Subsidiary Guarantors in connection with the issuance of the Senior Secured Notes, together with all instruments and other agreements entered into by the Borrower in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.
     “Senior Secured Notes”: the 10% Senior Secured Notes of the Borrower due 2011 and issued pursuant to the Senior Secured Note Indenture.
     “Senior Subordinated Note Indenture”: the Indenture dated as of March 4, 2004 entered into by the Borrower and certain Subsidiary Guarantors in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.
     “Senior Subordinated Notes”: the 8 5/8% Senior Subordinated Notes of the Borrower due 2012 and issued pursuant to the Senior Subordinated Note Indenture.
     “Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

     “Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
     “Sponsors”: Weston Presidio Capital III, L.P., a Delaware limited partnership, Weston Presidio Capital IV, L.P., a Delaware limited partnership, WPC Entrepreneur Fund, L.P., a Delaware limited partnership, and WPC Entrepreneur Fund II, L.P., a Delaware limited partnership.
     “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Subsidiary Guarantor”: each Subsidiary of the Borrower other than any Excluded Foreign Subsidiary.
     “SuperHoldings”: NBC Holdings Corp., a Delaware corporation and, prior to the merger permitted by Section 7.4(c), the primary stockholder of Holdings.
     “Supermajority Lenders”: the holders of more than 75% of the Total Revolving Credit Commitments or, if the Revolving Credit Commitments have been terminated, the Total Exposure.
     “Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
     “Swap Obligations”: of a Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
     “Swing Line Commitment”: the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $5,000,000.
     “Swing Line Exposure”: at any time, the sum of the aggregate undrawn amount of all outstanding Swing Line Loans at such time. The Swing Line Exposure of any Lender at any time shall be its Applicable Percentage of the total Swing Line Exposure at such time.
     “Swing Line Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swing Line Loans.
     “Swing Line Loans”: as defined in Section 2.3.
     “Swing Line Participation Amount”: as defined in Section 2.4.
     “Syndication Agent”: as defined in the preamble hereto.
     “Test Period”: at any time, the most recent period of 12 consecutive fiscal months of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each fiscal month, fiscal quarter or fiscal year in such period have been (or were required to have been) delivered pursuant to Section 6.1(a) or 6.1(b), as applicable.
     “Total Exposure”: at any time, the aggregate amount of the Exposure of all Lenders at such time.
     “Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments at such time.
     “Transactions”: as defined in the recitals hereto.
     “Transferee”: as defined in Section 10.15.
     “Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.
     “UCC”: as defined in the Guarantee and Collateral Agreement.

     “Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.
     “U.S. Tax Compliance Certificate”: as defined in Section 2.17(d).
     “Warehouse”: any warehouses being used by the Borrower or its Subsidiaries.
     “Wholesale Inventory”: at any time, Inventory that is located at a Warehouse at such time and consists of textbooks.
     “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
     “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.
     “Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
          1.2   Other Definitional Provisions.   (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b)   The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (c)   The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          (d)   From and after the effective date of the merger permitted by Section 7.4(d), (i) all references to SuperHoldings in the Credit Documents shall be deemed to be inapplicable and (ii) the surviving corporation of such merger shall assume all payment and performance obligations of the other constituent corporation(s) and be “Holdings” for all purposes of the Credit Documents and shall remain a guarantor of the Obligations and the pledgor of the Capital Stock of the Borrower pursuant to the Guarantee and Collateral Agreement.
          1.3   Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the

Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In the event that the historical accounting practices, systems or reserves relating to the components of the Borrowing Base are modified in a manner that is adverse to the Lenders in any material respect, the Borrower will agree to maintain such additional reserves (for purposes of computing the Borrowing Base) in respect to the components of the Borrowing Base and make such other adjustments (which may include maintaining additional reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Borrowing Base) as may be appropriate to eliminate the material adverse effects thereof. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary at “fair value”, as defined therein.
Section 2.    AMOUNT AND TERMS OF COMMITMENTS
          2.1   Revolving Credit Commitments.   (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Applicable Percentage of the sum of (i) the L/C Obligations then outstanding, (ii) the aggregate principal amount of the Swing Line Loans then outstanding and (iii) the aggregate amount of the Protective Advances then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment; provided that no Revolving Credit Loans shall be made if, after giving effect to the making of such Revolving Credit Loans, the Total Exposure would exceed the lesser of (A) the Borrowing Base then in effect and (B) the Total Revolving Credit Commitments. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.
          (b)   The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.
          2.2   Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of

Base Rate Loans), specifying (i) the amount and Type of Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Credit Loans made on the Closing Date shall initially be Base Rate Loans. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the Availability is less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof; provided, that the Swing Line Lender may request, on behalf of the Borrower, borrowings under the Revolving Credit Commitments which are Base Rate Loans in other amounts pursuant to Section 2.4. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.
          2.3   Swing Line Commitment.   (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make available a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments from time to time during the Revolving Credit Commitment Period by making swing line loans (“Swing Line Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect) and (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, Availability would be less than zero. During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall be Base Rate Loans only.
          (b)   The Borrower shall repay all outstanding Swing Line Loans on the Revolving Credit Termination Date.
          2.4   Procedure for Swing Line Borrowing; Refunding of Swing Line Loans.   (a) Whenever the Borrower desires that the Swing Line Lender make Swing Line Loans it shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Credit Commitment Period). Each borrowing under the Swing Line Commitment shall be in an amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swing Line Loans, the Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swing Line Loan to be made by the Swing Line Lender. The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date in immediately available funds.

          (b)   The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 1:00 P.M., New York City time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Credit Loan, in an amount equal to such Lender’s Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender. Each Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be immediately applied by the Swing Line Lender to repay the Refunded Swing Line Loans. The Borrower irrevocably authorizes the Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swing Line Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swing Line Loans.
          (c)   If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.4(b), each Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in an amount equal to (i) its Applicable Percentage times (ii) the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans (the “Swing Line Participation Amount”).
          (d)   Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.
          (e)   Each Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          2.5   Repayment of Loans; Evidence of Debt.   (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender, (i) the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8), (ii) the then unpaid amount of each Protective Advance on the earliest of (A) the Revolving Credit Termination Date, (B) the day that is 30 days after the making of such Protective Advance (or if such day is not a Business Day, the next succeeding Business Day) and (C) demand by the Administrative Agent or (iii) the then unpaid principal amount of each Swing Line Loan of the Swing Line Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.12.
          (b)   During any Cash Dominion Period that exists other than as a result of an Event of Default, on each Business Day, the Administrative Agent may, in its Permitted Discretion (unless otherwise directed by the Required Lenders), apply all funds credited to the Collection Account as of 10:00 a.m., New York City time, on such Business Day (whether or not immediately available) first to prepay any Protective Advances that may be outstanding, pro rata, second to prepay Swing Line Loans and third to prepay the Revolving Credit Loans (without a corresponding reduction in Revolving Credit Commitments); provided that during an Event of Default, all such amounts shall be applied in accordance with Section 2.15(f).
          (c)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (d)   The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
          (e)   The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

          (f)   The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Revolving Credit Loans or Swing Line Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1 or G-2, respectively, with appropriate insertions as to date and principal amount.
          2.6   Commitment Fees, etc.   (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.
          (b)   The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.
          2.7   Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Exposure would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $500,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.
          2.8   Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans which are Base Rate Loans and Swing Line Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Credit Loans shall be in an aggregate principal amount not less than $500,000. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount not less than $500,000.

          2.9   Mandatory Prepayments. (a) In the event and on such occasion that:
          (i)   the Exposure of any Lender exceeds such Lender’s Revolving Credit Commitment; or
          (ii)   the Total Exposure exceeds the lesser of (x) Total Revolving Credit Commitments and (y) the Borrowing Base;
the Borrower shall repay the Revolving Credit Loans to the extent of such excess, provided that if the aggregate principal amount of Revolving Credit Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent.
          (b)   If any Indebtedness shall be incurred by SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries, an amount equal to 100% of the Net Cash Proceeds thereof received during any Cash Dominion Period shall be applied on the date of receipt of such Net Cash Proceeds as set forth in Section 2.9(d), provided, however, that the foregoing requirements of this paragraph (b) shall not apply to any Indebtedness incurred in accordance with Section 7.2 as in effect on the date of this Agreement.
          (c)   If on any date SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event (or, in the event of damage by casualty, the date the repair or restoration of the relevant Property is completed) and a Cash Dominion Period then exists, then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date as set forth in Section 2.9(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied as set forth in Section 2.9(d); and provided further, that notwithstanding the foregoing, such Net Cash Proceeds which are not subject to a Reinvestment Notice shall not be required to be applied as set forth in Section 2.9(d) until the date upon which the aggregate amount of such Net Cash Proceeds received by SuperHoldings, Holdings, the Borrower and their respective Subsidiaries and not previously applied toward the prepayment of the Loans shall exceed $1,000,000.
          (d)   All such amounts described in Sections 2.9(b) and (c) (subject to the terms of the Intercreditor Agreement, in the case of any insurance or condemnation proceeds, to the extent they arise from casualties or losses to equipment, fixtures and real property) shall be applied, first to prepay any Protective Advances that may be outstanding, pro rata, second to prepay the Swing Line Loans and third to prepay the Revolving Credit Loans without a corresponding reduction in the Total Revolving Credit Commitments; provided that during an Event of Default, all such amounts shall be applied in accordance with Section 2.15(f). If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to equipment, fixtures and real property is not otherwise determined, the allocation and application of those proceeds shall be determined, subject to the Intercreditor Agreement, by the Administrative Agent, in its Permitted Discretion.

          (e)   The Borrower agrees that during the period from September 1 through December 31 of each calendar year there shall be a period of at least 30 consecutive days during which there are no Loans outstanding.
          (f)   The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swing Line Loan, the Swing Line Lender) by telephone (confirmed by facsimile or by other electronic transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Loan, not later than 10:00 A.M., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Base Rate Loan, not later than 10:00 A.M., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swing Line Loan, not later than 11:00 A.M., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, set forth a reasonably detailed calculation of the amount of such prepayment, provided that a notice of optional prepayment may state that such notice is conditioned upon the receipt of the proceeds from the issuance of other Indebtedness or any other event, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swing Line Loans) the Administrative Agent shall advise the Lenders of the contents thereof. Each partial voluntary prepayment of any Revolving Credit Loan shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.1. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.18.
          2.10   Conversion and Continuation Options.   (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the Revolving Credit Termination Date. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. This Section shall not apply to Swing Line Loans or Protective Advances, which may not be converted or continued.
          (b)   Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the Revolving Credit Termination Date, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          2.11   Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $2,500,000 or a whole multiple of $500,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.
          2.12   Interest Rates and Payment Dates.   (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin (it being understood that Eurodollar Loans bear interest from and including the first day of each Interest Period to but not including the last day of such Interest Period).
          (b)   Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.
          (c)   (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum which is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.12 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate applicable to Base Rate Loans plus 2%.
          (d)   Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.12 shall be payable from time to time on demand.
          2.13   Computation of Interest and Fees.   (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar

Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
          (b)   Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a) and the manner of performing any required calculation hereunder.
          2.14   Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (a)   the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
     (b)   the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.
          2.15   Pro Rata Treatment and Payments.   (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Credit Commitments of the Lenders shall be made pro rata according to the respective Revolving Credit Percentages, as the case may be, of the relevant Lenders.
          (b)   Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Lenders.

          (c)   All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (d)   Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.15(d) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans (in lieu of interest otherwise provided for hereunder), on demand, from the Borrower.
          (e)   Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
          (f)   Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.9, unless an Event of Default, exists in which case proceeds shall be distributed in accordance with clause (ii) below) or (C) amounts to be applied from the Collection Account during a Cash Dominion Period that exists other than as a result of an Event of Default (which shall be applied in accordance with Section 2.5(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent, the Issuing Lender or the Swing Line Lender from the Borrower (other than in connection with Banking Services Obligations or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services Obligations or Swap Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) and unreimbursed Reimbursement Obligations ratably, sixth, to prepay principal on the Loans (other than the Protective Advances), seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit, eighth, to payment of amounts owing with respect to Banking Services Obligations and Swap Obligations (in each case to the extent constituting Obligations) and ninth, to the payment of any other Obligation due to the Administrative Agent or any other Secured Party by any Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.
          (g)   At the election of the Administrative Agent, all payments of principal, interest, Reimbursement Obligations, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 10.5), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.2 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swing Line Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 10.5) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.2, 2.4 or 2.23, as applicable and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

          2.16   Requirements of Law.   (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
     (i)   shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender);
     (ii)   shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or
     (iii)   shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase, relative to the date hereof, the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce, relative to the date hereof, any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.16, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b)   If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

          (c)   A certificate as to any additional amounts payable pursuant to this Section 2.16 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.17   Taxes.   (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender (including United States withholding taxes with respect to amounts payable under this Section 2.17) under laws in effect at the time the Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this Section 2.17(a).
          (b)   Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c)   Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          (d)   Any Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding tax other than the U.S. federal withholding tax, the completion, execution and submission of such forms shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
Without limiting the generality of the foregoing, in the event that a Lender is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”), such Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:
     (i)   duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
     (ii)   duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii)   in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the Form of Exhibit H to the effect that (i) such Non-U.S. Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, and (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (ii) the interest payment in question are not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN,
     (iv)   to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner, or

     (v)   any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
          (e)   If the Administrative Agent or any Lender receives a refund in respect of Non-Excluded Taxes or Other Taxes paid by the Borrower, which in the good faith judgment of such Lender is allocable to such payment, it shall promptly pay such refund, together with any other amounts paid by the Borrower in connection with such refunded Non-Excluded Taxes or Other Taxes, to the Borrower, net of all out-of-pocket expenses (including any taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) incurred in obtaining such refund, provided, however, that the Borrower agrees to promptly return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or the applicable Lender, as the case may be, if it receives notice from the Administrative Agent or applicable Lender that such Administrative Agent or Lender is required to repay such refund.
          Notwithstanding anything to the contrary in this paragraph (e), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
          (f)   Each Lender shall indemnify the Administrative Agent within 10 days after demand therefor, for the full amount of any taxes attributable to such Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.
          2.18   Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.18 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.19   Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.18.
          2.20   Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16 or 2.17(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.20 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.16 or 2.17(a).
          2.21   Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender which (a) requests reimbursement for amounts owing pursuant to Section 2.16 or 2.17 or (b) becomes a Defaulting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.20 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.16 or 2.17, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.18 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
          2.22   Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a)   fees set forth in Section 2.6(a) shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender;
          (b)   the Revolving Credit Commitment and Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;
          (c)   if any Swing Line Exposure or LC Exposure exists or any Protective Advance is outstanding at the time a Lender becomes a Defaulting Lender then:
     (i)   all or any part of such Swing Line Exposure, LC Exposure and Applicable Percentage of Protective Advance shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Swing Line Exposure, LC Exposure and Applicable Percentages of Protective Advances does not exceed the total of the non-Defaulting Lenders’ Revolving Credit Commitments, and (y) the conditions set forth in Section 5.2 are satisfied at such time; and
     (ii)   if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (A) prepay such Swing Line Exposure, (B) cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures satisfactory to the Administrative Agent for so long as such LC Exposure is outstanding and (C) cash collateralize such Defaulting Lender’s Applicable Percentage of such Protective Advance;
     (iii)   if the Borrower cash collateralizes any portion of such Defaulting Lender’s Exposure pursuant to this paragraph (c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

     (iv)   if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this paragraph (c), then the fees payable to the Lenders pursuant to Section 2.6(a) and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or
     (v)   if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this paragraph (c), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 3.3(a) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Lender until such LC Exposure is cash collateralized and/or reallocated; and
          (d)   so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with paragraph (c) of this Section, and participating interests in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among non-Defaulting Lenders in a manner consistent with paragraph (c)(i) of this Section (and Defaulting Lenders shall not participate therein).
          (e)   any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.15(e) but excluding Section 2.21) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender or Swing Line Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Lender or Swing Line Lender, to be held in such account as cash collateral for future funding obligations of the Defaulting Lender of any participating interest in any Swing Line Loan or Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or an Issuing Lender or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Lender or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans by, or Reimbursement Obligations owed to, any Defaulting Lender.
          (f)   In the event that each of the Administrative Agent, the Borrower, the Issuing Lender and the Swing Line Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure, LC Exposure, and Applicable Percentage of Protective Advances of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine is necessary in order for the Lenders (including the previously referenced Defaulting Lender), to hold such Loans in accordance with their Applicable Percentages.
          2.23   Protective Advances.   (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Loans to the Borrower, on behalf of the Lenders (each such Loan, a “Protective Advance”) which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations (other than Swap Obligations and Banking Services Obligations), or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.5) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed 5% of the Total Revolving Credit Commitments; provided, further, that the Aggregate Exposure of all Lenders shall not exceed the Total Revolving Credit Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 5.2 or 5.3 have not been satisfied. Proceeds of a Protective Advance shall not be disbursed to the Borrower or any other Loan Party and shall be applied in accordance with the terms of this Section 2.23. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be Base Rate Loans. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 5.2 and 5.3, if applicable, have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Credit Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.23(b).

          (b)   Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance, in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
Section 3.    LETTERS OF CREDIT
          3.1   L/C Commitment.   (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance (i) the L/C Obligations would exceed the L/C Commitment or (ii) Availability would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
          (b)   Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.
          (c)   The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
          (d)   Letters of Credit issued under the Existing Credit Agreement which are outstanding on the Closing Date shall be deemed to be Letters of Credit issued under this Agreement on the Closing Date.
          3.2   Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
          3.3   Commissions, Fees and Other Charges. (a) The Borrower will pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 1/4 of 1% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.
          (b)   In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
          3.4   L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Applicable Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Applicable Percentage of the amount of such draft, or any part thereof, which is not so reimbursed. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (b)   If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
          (c)   Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.
          3.5   Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in Section 2.12(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.2 of Base Rate Loans (or, at the option of the Administrative Agent and the Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.4 of Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.
          3.6   Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.
          3.7   Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
          3.8   Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
Section 4.    REPRESENTATIONS AND WARRANTIES
          To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:
          4.1   Financial Condition.   (a) (i) The unaudited pro forma consolidated balance sheet of Holdings and its consolidated Subsidiaries as at June 30, 2009 (including the notes thereto) (the “Holdings Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on June 30, 2009) to (i) the consummation of the Transactions, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof, (iii) the payment of fees and expenses in connection with the foregoing and (iv) material acquisitions consummated during the last two fiscal years of Holdings. The Holdings Pro Forma Balance Sheet has been prepared based on the best information available to Holdings as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of Holdings and its consolidated Subsidiaries as at June 30, 2009, assuming that the events specified in the preceding sentence had actually occurred on such date, prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”). The unaudited pro forma consolidated statement of operations of Holdings and its Subsidiaries for the three-month period ended June 30, 2009 (including the notes thereto) (the “Holdings Pro Forma Income Statement”; collectively with the Holdings Pro Forma Balance Sheet, the “Holdings Pro Forma Financial Statements”), copies of which have heretofore been furnished to each

Lender, has been prepared giving effect (as if such events had occurred on the first day of such three-month period) to (i) the consummation of the Transactions, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Holdings Pro Forma Income Statement has been prepared based on the best information available to Holdings as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated consolidated financial condition of Holdings and its consolidated Subsidiaries as at June 30, 2009 and the consolidated results of their operations for the three-month period then ended assuming that the events specified in the preceding sentence had actually occurred on the first day of such three-month period, prepared in accordance with Regulation S-X under the Securities Act.
          (ii)   The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at June 30, 2009 (including the notes thereto) (the “Borrower Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on June 30, 2009) to (i) the consummation of the Transactions, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof, (iii) the payment of fees and expenses in connection with the foregoing and (iv) material acquisitions consummated during the last two fiscal years of the Borrower. The Borrower Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at June 30, 2009, assuming that the events specified in the preceding sentence had actually occurred on such date, prepared in accordance with Regulation S-X under the Securities Act. The unaudited pro forma consolidated statement of operations of the Borrower and its Subsidiaries for the three-month period ended June 30, 2009 (including the notes thereto) (the “Borrower Pro Forma Income Statement”; collectively with the Borrower Pro Forma Balance Sheet, the “Borrower Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on the first day of such three-month period) to (i) the consummation of the Transactions, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Borrower Pro Forma Income Statement has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated consolidated financial condition of the Borrower and its consolidated Subsidiaries as at June 30, 2009 and the consolidated results of their operations for the three-month period then ended assuming that the events specified in the preceding sentence had actually occurred on the first day of such three-month period, prepared in accordance with Regulation S-X under the Securities Act.
          (b)   (i) The audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at March 31, 2007, March 31, 2008 and March 31, 2009, and the related consolidated statements of income and of cash flows for the fiscal years ended March 31, 2007, March 31, 2008 and March 31, 2009, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP present fairly in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at June 30, 2009, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firms of accountants and disclosed therein). Holdings and its Subsidiaries do not have any material Guarantee Obligations, material contingent liabilities or material liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements (including the notes thereto) referred to in this paragraph (b)(i). During the period from March 31, 2009 to and including the date hereof, there has been no Disposition by Holdings or any of its Subsidiaries of any material part of its business or Property.
          (ii)   The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at March 31, 2007, March 31, 2008 and March 31, 2009, and the related consolidated statements of income and of cash flows for the fiscal years ended March 31, 2007, March 31, 2008 and March 31, 2009 reported on by and accompanied by an unqualified report from Deloitte & Touche LLP present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at June 30, 2009, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Borrower and its Subsidiaries do not have any material Guarantee Obligations, material contingent liabilities or material liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements (including the notes thereto) referred to in this paragraph (b)(ii). During the period from March 31, 2009 to and including the date hereof, there has been no Disposition by the Borrower or any of its Subsidiaries of any material part of its business or Property.
          4.2   No Change. Since March 31, 2009 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.
          4.3   Corporate Existence; Compliance with Law. Each of SuperHoldings, Holdings, the Borrower and their respective Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          4.4   Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transactions and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          4.5   No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents or permitted by clause (m) of Section 7.3). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
          4.6   No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of SuperHoldings, Holdings or the Borrower, threatened by or against SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

          4.7   No Default. Neither SuperHoldings, Holdings, the Borrower nor any of their respective Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          4.8  Ownership of Property; Liens. Each of SuperHoldings, Holdings, the Borrower and their respective Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 7.3. Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property in respect of which aggregate annual rent payments in excess of $250,000 are payable, in each case, located in the United States and held by the Borrower or any of its Subsidiaries.
          4.9   Intellectual Property. Each of SuperHoldings, Holdings, the Borrower and each of their respective Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. Schedule 4.9 sets forth all of the applications for federal registration and federally registered Intellectual Property owned or licensed by each of SuperHoldings, Holdings, the Borrower and each of their respective Subsidiaries on the Closing Date. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does SuperHoldings, Holdings or Borrower know of any valid basis for any such claim. The use of Intellectual Property by SuperHoldings, Holdings, the Borrower and their respective Subsidiaries and the conduct of each of their businesses do not infringe on the rights of any Person in any material respect.
          4.10   Taxes. Each of SuperHoldings, Holdings, the Borrower and each of their respective Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it (including in its capacity as withholding agent) or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of SuperHoldings, Holdings, the Borrower or their respective Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
          4.11   Federal Regulations. No part of the proceeds of any Loans or Letters of Credit will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

          4.12   Labor Matters. There are no strikes or other labor disputes against SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries pending or, to the knowledge of Holdings or the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of SuperHoldings, Holdings, the Borrower and their respective Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of SuperHoldings, Holdings, the Borrower or the relevant Subsidiary.
          4.13   ERISA; Employee Benefits Plans. (a) During the five-year period prior to the date on which this representation is made or deemed made, (i) no Reportable Event has occurred with respect to any Single Employer Plan, (ii) each Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (iii) prior to the effectiveness of the applicable provisions of the Pension Act, there has been no “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to any Single Employer Plan, and, on and after the effectiveness of the applicable provisions of the Pension Act, there has been no failure of any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to any such Plan, in each case whether or not waived; (iv) there has been no filing pursuant to, prior to the effectiveness of the applicable provisions of the Pension Act, Section 412(d) of the Code or Section 303(d) of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Single Employer Plan or failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan; (v) on and after the effectiveness of the applicable provisions of the Pension Act, there has been no determination that any Single Employer Plan is, or is expected to be, in ‘at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; (vi) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen; (vii) no Loan Party or Commonly Controlled Entity has received from the PBGC or any Plan Administrator any notice relating to an intention to terminate any Single Employer Plan or Plans or to appoint a trustee to administer any Single Employer Plan; (viii) no Loan Party or Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan which has resulted or could reasonably be expected to result in material Withdrawal Liability under ERISA; and (ix) no Multiemployer Plan is, or is expected to be, in Reorganization or Insolvent. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.

          (b)   Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Benefit Arrangement or Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan; (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and published interpretations thereunder with respect to such Foreign Benefit Arrangement or Foreign Plan and (B) with the terms of such plan or arrangement.
          4.14   Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.
          4.15   Capitalization and Subsidiaries. Schedule 4.15 sets forth (a) a correct and complete list of the name and relationship to SuperHoldings of each and all of SuperHoldings’ Subsidiaries, (b) a true and complete listing of each class of each such Subsidiaries’ authorized Capital Stock, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 4.15, and (c) the type of entity of SuperHoldings and each of its Subsidiaries. All of the issued and outstanding Capital Stock owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.
          4.16   Use of Proceeds. The proceeds of the Loans shall be used to finance the general capital needs and general corporate purposes of the Borrower and to refinance certain existing Indebtedness.
          4.17   Environmental Matters.   (a) The facilities and properties owned, leased or operated by SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law, except in either case insofar as such violation or liability, or any aggregation thereof, could not reasonably be expected to result in the payment of a Material Environmental Amount.
          (b)   The Properties and all operations at the Properties are in material compliance, and have in the last five years been in material compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries (the “Business”) which could materially interfere with the continued operation of the Properties or impair the fair saleable value thereof in an amount equaling or exceeding a Material Environmental Amount. As of the Closing Date, neither SuperHoldings, Holdings, the Borrower nor any of their respective Subsidiaries has assumed any liability of any other Person under Environmental Laws.
          (c)   Neither SuperHoldings, Holdings, the Borrower nor any of their respective Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does SuperHoldings, Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened, except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that could reasonably be expected to result in the payment of a Material Environmental Amount.
          (d)   Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, could not reasonably be expected to result in the payment of a Material Environmental Amount.
          (e)   No judicial proceeding or governmental or administrative action is pending or, to the knowledge of SuperHoldings, Holdings and the Borrower, threatened, under any Environmental Law to which SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business, except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, could not reasonably be expected to result in the payment of a Material Environmental Amount.
          (f)   There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, could not reasonably be expected to result in the payment of a Material Environmental Amount.
          4.18   Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
          4.19   Security Documents.   (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement in which a security interest may be perfected by filing a financing statement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person.
          (b)   Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the amendments to the Mortgages referred to in Section 5.1(a) are filed in the offices specified on Schedule 4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person.
          4.20   Solvency. Each Loan Party is, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.
          4.21   Senior Indebtedness.   (a) The Obligations constitute “Senior Indebtedness” of the Borrower under and as defined in the Senior Subordinated Note Indenture. The obligations of each Guarantor under the Guarantee and Collateral Agreement constitute “Guarantor Senior Indebtedness” of such Guarantor under and as defined in the Senior Subordinated Notes Indenture.
          (b)   The Obligations have been created utilizing the basket set forth in Section 3.3(b)(i) of each of the Senior Subordinated Note Indenture and the Holdings Discount Note Indenture.

          4.22   Regulation H. As of the Closing Date, no Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968. If, after the Closing Date, any Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards, then flood insurance made available under the National Flood Insurance Act of 1968 has been obtained, if such insurance is available.
          4.23   Insurance. Schedule 4.23 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and its Subsidiaries is adequate and commercially reasonable.
Section 5.    CONDITIONS PRECEDENT
          5.1   Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent (except that the conditions set forth in clauses (a)(iii), (m)(iii) and (p) below may be satisfied at any time within 30 days following the Closing Date):
     (a)   Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of SuperHoldings, Holdings and the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of SuperHoldings, Holdings, the Borrower and each Subsidiary Guarantor and (iii) a new Mortgage to each Mortgaged Property existing on the Closing Date, or an amendment (or an amendment and restatement) to each Mortgage existing on the Closing Date, in each case in form and substance satisfactory to the Administrative Agent, executed and delivered by a duly authorized officer of each party thereto.
     (b)   Transactions. The following transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to the Lenders:
     (i)   the Borrower shall have received at least $200,000,000 (net of any original issue discount) from the issuance of the Senior Secured Notes on terms satisfactory to the Administrative Agent; and
     (ii)   the Administrative Agent shall have received satisfactory evidence that the fees and expenses to be incurred in connection with the Transactions and the financing thereof shall not exceed $8,500,000 (it being understood, for the avoidance of doubt, that such amount represents cash out-of-pocket expenses net of any original issue discount).
     (c)   Intercreditor. The Administrative Agent shall have received the Intercreditor Agreement, executed and delivered by a duly authorized officer of JPMorgan Chase Bank, N.A., as First Priority Representative thereunder, Wilmington Trust FSB, as Second Priority

Representative thereunder and each of the Loan Parties party thereto, the terms of which shall be satisfactory to the Administrative Agent.
     (d)   Pro Forma Financial Statements; Financial Statements. The Lenders shall have received (i) the Pro Forma Financial Statements, (ii) audited consolidated financial statements of each of Holdings and the Borrower referred to in the first sentence of each of subsections 4.1(b)(i) and 4.1(b)(ii) and (iii) unaudited interim consolidated financial statements of each of Holdings and the Borrower for each fiscal month and quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph and, in the case of quarterly financial statements, such quarterly period ending at least 45 days prior to the Closing Date, and, in the case of monthly financial statements, such month ending at least 30 days prior to the Closing Date, and such financial statements shall be reasonably satisfactory to the Administrative Agent.
     (e)   Approvals. All material governmental and third party approvals (including landlords’ and other consents) necessary in connection with the Transactions, the continuing operations of SuperHoldings, Holdings, the Borrower and their respective Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing contemplated hereby.
     (f)   Related Agreements. The Administrative Agent shall have received (in a form reasonably satisfactory to the Administrative Agent), with a copy for each Lender, true and correct copies, certified as to authenticity by the Borrower, of such documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Loan Parties may be a party.
     (g)   Fees. The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.
     (h)   Projections. The Lenders shall have received satisfactory projections for fiscal years 2009-2014.
     (i)   Solvency Certificate. The Lenders shall have received a certificate of the treasurer of Holdings certifying that each of the Borrower and its subsidiaries and Holdings and its subsidiaries, after giving effect to the Transactions, is Solvent.
     (j)   Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions of organization of the Loan Parties, and such search shall reveal no Liens on any of the assets of SuperHoldings, Holdings or its Subsidiaries except for Liens permitted by Section 7.3 or Liens to be discharged on or prior to the Closing Date in a manner satisfactory to the Administrative Agent.
     (k)   Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of a day no more than 45 days prior to the Closing Date. The Borrowing Base Certificate delivered on the Closing Date shall show Availability of not less than $25,000,000 after giving effect to any Borrowing to be made on the Closing Date and the issuance of any Letters of Credit on the Closing Date and payment of all fees and expenses due hereunder.
     (l)   Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.
     (m)   Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:
     (i)   the legal opinion of Bingham McCutchen LLP, counsel to SuperHoldings, Holdings and the Borrower, substantially in the form of Exhibit F;
     (ii)   the legal opinion of local counsel in Kansas and Illinois; and
     (iii)   at the Administrative Agent’s request, the legal opinion of counsel in the state in which any parcel of Mortgaged Property is located and an opinion of counsel in the jurisdiction of incorporation of the Loan Party entering into the relevant Mortgage, in each case, in form and substance and from counsel reasonably satisfactory to the Administrative Agent.
Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
     (n)   Pledged Stock; Stock Power; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.
     (o)   Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3 (other than clause (m) thereof)), shall be in proper form for filing, registration or recordation.
     (p)   Title Insurance; Flood Insurance. (i) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy — 2006 (or equivalent policies or such other form of loan policy as is authorized in the state in which the Mortgaged Property is located); (F) contain such title endorsements and affirmative coverage as the Administrative Agent may reasonably request, to the extent available at commercially reasonable rates and (G) be issued by title companies reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.
     (ii)   If requested by the Administrative Agent, the Administrative Agent shall have received (A) for each Mortgaged Property which is located in a special flood hazard area, a policy of flood insurance which (1) covers any parcel of improved real property which is encumbered by any Mortgage (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage which is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.
     (iii)   The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (i) above and a copy of all other material documents affecting the Mortgaged Properties.
     (q)   Insurance. The Administrative Agent shall be satisfied with the insurance program to be maintained by Holdings and its Subsidiaries and shall have received satisfactory insurance certificates with respect thereto.
     (r)   Funding Accounts. The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrower (the “Funding Accounts”) to which the Lender is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

     (s)   Appraisals and Field Exams. The Arrangers shall have received and be reasonably satisfied with (i) appraisals of Inventory of the Loan Parties and (ii) field exams of the Accounts, Inventory and related data processing and other systems of the Loan Parties, in each case from appraisers reasonably satisfactory to the Arrangers.
     (t)   “Know Your Customer” Requirements. The Lenders shall have received all documentation and other information requested by the Administrative Agent and required under applicable “know your customer” and anti-money laundering rules and regulations, including all information required to be delivered pursuant to Section 10.16.
     (u)   Existing Credit Agreement. All unpaid principal, interest and fees accrued under the Existing Credit Agreement through the Closing Date shall have been paid, or on the Closing Date will be paid.
          5.2   Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
     (a)   Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.
     (b)   No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.
          5.3   Conditions to Buy-Fund Availability Period Extensions of Credit. The agreement of each Lender to make any extension of credit against Buy-Funds during the Buy-Fund Availability Period shall be subject to the additional condition that the Borrower be in compliance with a Consolidated Fixed Charge Coverage Ratio of 1.1 to 1.0 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time). If the Borrower is not in compliance with such Consolidated Fixed Charge Coverage Ratio, calculation of Availability at such time shall not include Buy-Funds.
Section 6.    AFFIRMATIVE COVENANTS
          SuperHoldings, Holdings and the Borrower hereby jointly and severally agree that, so long as the Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of SuperHoldings, Holdings and the Borrower shall and shall cause each of its Subsidiaries to:

          6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:
     (a)   (i)   within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing; and
          (ii)   within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing;
     (b)   (i)   not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and
          (ii)   not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);
all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
          6.2   Certificates; Other Information. Furnish to the Administrative Agent and each Lender, or, in the case of clause (i), to the relevant Lender:
     (a)   concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;
     (b)   concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a listing of any applications for registration and registered Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing Date);
     (c)   (i) as soon as available, and in any event no later than 45 days after the end of each fiscal year of Holdings, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Holdings Projections”), which Holdings Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Holdings Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Holdings Projections are incorrect or misleading in any material respect; and
     (ii)   as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Borrower Projections”), which Borrower Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Borrower Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Borrower Projections are incorrect or misleading in any material respect;
     (d)   (i) within 45 days after the end of each fiscal quarter of Holdings, a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Holdings Projections covering such periods and to the comparable periods of the previous year; and
     (ii)   within 45 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Borrower Projections covering such periods and to the comparable periods of the previous year;
     (e)   no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Indenture;
     (f)   within five days after the same are sent, copies of all financial statements and reports which Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities and within five days after the same are filed, copies of all financial statements and reports which Holdings or the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;
     (g)   as soon as available but in any event within 15 days of the end of each fiscal month (or within 5 Business Days of the end of each week during the continuance of an Event of Default or during any period following a day on which Availability is less than the greater of (x) 25% of the Total Revolving Credit Commitments and (y) $18,750,000; provided that such period shall be discontinued if Availability ceases to be less than such level for 60 consecutive days; provided further, however, that such period may be discontinued no more than twice in any period of 12 consecutive months,) a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;
     (h)   concurrently with the delivery of each Borrowing Base Certificate (or at such other times as the Administrative Agent may reasonably request), a certificate from a Responsible Officer of the Borrower setting forth the Availability as of the period then ended, together with supporting information in connection therewith;
     (i)   promptly upon obtaining knowledge of any such event, circumstance or change, a written notice of any event, circumstance or change that has occurred since the delivery of the most recent Borrowing Base Certificate in accordance with the terms of this Agreement that would materially reduce the aggregate amount of the Eligible Accounts Receivable or result in a material portion of the Eligible Accounts Receivable ceasing to be Eligible Accounts Receivable, in each case, other than as a result of payments thereof;

     (j)   concurrently with the delivery of any financial statements pursuant to Section 6.1(a)(ii) or 6.1(b)(ii), a Compliance Certificate signed by a Responsible Officer of the Borrower setting forth reasonably detailed calculations of the Consolidated Fixed Charge Coverage Ratio for the Test Period ending on the last day of the fiscal period covered by such financial statements. If the Borrower fails to deliver the Compliance Certificate when required pursuant to this Section 6.2(j) for the Test Period then in effect, (1) no Borrowing may be made (other than a Protective Advance), and no Letter of Credit may be issued, amended, renewed or extended if after giving effect thereto Availability would be less than the greater of (x) 20% of the Total Revolving Credit Commitments and (y) $15,000,000, and (2) no action may be taken that requires that the Consolidated Fixed Charge Coverage Ratio for such Test Period be at least 1.10 to 1.00 or some higher required ratio. Notwithstanding the foregoing, no Default or Event of Default shall arise as a result of any action taken or omitted to be taken in reliance on calculations set forth in any Compliance Certificates delivered pursuant to this Section 6.2(j) in respect of any Test Period that showed the Consolidated Fixed Charge Coverage Ratio to be not less than 1.10 to 1.00 or such higher required ratio as may be applicable notwithstanding that the augmenting calculations in any subsequent Compliance Certificate in respect of such Test Period show that the Consolidated Fixed Charge Coverage Ratio was in fact less than 1.10 to 1.00 or such higher required ratio as may be applicable so long as the difference is due solely to fiscal quarter-end or fiscal year-end adjustments (it being understood, for the avoidance of doubt, that this sentence is not intended to prevent the occurrence of a Default or Event of Default arising under Section 7.1 notwithstanding that the failure to meet the 1.10 to 1.00 test or such higher required ratio as may be applicable may be due to the effect of such adjustments);
     (k)   prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding; and
     (l)   promptly, such additional financial and other information as any Lender may from time to time reasonably request.
          6.3   Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of SuperHoldings, Holdings, the Borrower or their respective Subsidiaries, as the case may be.
          6.4   Conduct of Business and Maintenance of Existence, etc.   (a)   (i) Preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of

Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          6.5   Maintenance of Property; Insurance.   (a) Keep all Property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and (c) furnish to the Administrative Agent, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
          6.6   Inspection of Property; Books and Records; Discussions; Appraisals; Field Examinations.   (a) (i)   Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (ii) permit representatives of any Lender upon reasonable prior written notice to visit and inspect any of its properties and examine and make abstracts from any of its books and records during the Borrower’s normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings, the Borrower and their respective Subsidiaries with officers and employees of Holdings, the Borrower and such Subsidiaries and with their independent certified public accountants.
          (b)   On no more than two occasions per calendar year, at the request of the Administrative Agent, provide the Administrative Agent with appraisals or updates thereof of Inventory of the Borrower and its Subsidiaries from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include without limitation, information required by applicable law and regulations; provided, however that if (a) Availability is less than the greater of (i) 25% of the Total Revolving Credit Commitments and (ii) $18,750,000, such appraisals may be conducted on no more than one occasion per fiscal quarter and (b) an Event of Default has occurred and is continuing, there shall be no limitation on the number of such appraisals. For purposes of this Section 6.6(b), it is understood and agreed that a single appraisal may consist of examinations conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets. All such appraisals shall be at the sole expense of the Loan Parties.
          (c)   On no more than two occasions per calendar year, at the request of the Administrative Agent, permit, upon reasonable notice, the Administrative Agent to conduct a field examination to ensure the adequacy of Collateral included in the Borrowing Base and related reporting and control systems; provided, however that if (a) Availability is less than the greater of (i) 25% of the Total Revolving Credit Commitments and (ii) $18,750,000, such field examinations may be conducted on no more than one occasion per fiscal quarter, and (b) an Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of field examinations. For purposes of this Section 6.6(c), it is understood and agreed that a single field examination may be conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets. All such field examinations shall be at the sole expense of the Loan Parties.

          6.7   Notices. Promptly give notice to the Administrative Agent and each Lender of:
     (a)   the occurrence of any Default or Event of Default;
     (b)   any (i) default or event of default under any Contractual Obligation of SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
     (c)   any litigation or proceeding affecting SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries in which the amount involved is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;
     (d)   the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan, any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA applicable to such Plan, any determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA), the termination of any Single Employer Plan, or the creation of any Lien in favor of the PBGC or any Plan; (ii) any failure to make any material required contribution to a Multiemployer Plan, any withdrawal from, termination, Reorganization, or Insolvency of any Multiemployer Plan, or any determination that any such Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA, or the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, or determination that any such Multiemployer Plan is in endangered or critical status; or (iii) any failure to make or accrue any material employer or employee contribution required by law or normal accounting practices to a Foreign Benefit Arrangement or Foreign Plan, the accrued benefit obligations of any Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants shall exceed the assets of such Foreign Plan by a material amount, any Foreign Plan required to be registered shall not be in good standing with applicable regulatory authorities, or any Foreign Benefit Arrangement or Foreign Plan shall not be in compliance with any material provision of applicable law or applicable regulations or with the material terms of such plan or arrangement;
     (e)   any development or event which has had or could reasonably be expected to have a Material Adverse Effect;

     (f)   as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, the failure to make any rental payment when due and payable with respect to any property leased by the Borrower or any of its Domestic Subsidiaries at which Inventory of the Borrower or any of its Domestic Subsidiaries is located; and
     (g)   any sale or other disposition by the Primary Investors of any Capital Stock having ordinary voting power in the election of directors of SuperHoldings or Holdings.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action SuperHoldings, Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.
          6.8 Environmental Laws.   (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
          6.9   Additional Collateral, etc.   (a) With respect to any Property acquired after the Closing Date by SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries (other than (x) any Property described in paragraph (b), (c) or (d) below and (y) any Property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.
          (b)   With respect to any interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real estate (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (c)   With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary) by SuperHoldings, Holdings, the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of SuperHoldings, Holdings, the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (subject to any existing Liens on such Collateral securing Indebtedness existing at the time such new Subsidiary is created or acquired, so long as such Indebtedness was not incurred in anticipation of such creation or acquisition and such Lien is not spread to encumber additional property of such Subsidiary), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (d)   With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary which is owned by SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of SuperHoldings, Holdings, the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the

Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          6.10   Control Agreements.   (a) (i)   Enter into the Deposit Account Control Agreements required to be provided pursuant to Section 6.1 of the Guarantee and Collateral Agreement, (ii) enter into the Local Blocked Account Agreements required to be provided pursuant to Section 6.4 of the Guarantee and Collateral Agreement, (iii) enter into the Collateral Access Agreements required to be provided pursuant to Section 5.13 of the Guarantee and Collateral Agreement, (iii) open the Collection Account with the Administrative Agent and (iv) deliver to the Administrative Agent executed DDA Notifications (as defined in the Guarantee and Collateral Agreement) required to be provided pursuant to Section 6.4 of the Guarantee and Collateral Agreement. In connection with the foregoing, the Borrower shall, if requested by the Administrative Agent, promptly deliver to the Administrative Agent a favorable written opinion (addressed to the Administrative Agent and the Lenders) of counsel for the Borrower and the other Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent and covering customary matters relating to such control and access agreements.
          (b)   The Borrower shall determine the aggregate balance of cash and Cash Equivalents of all Loan Parties in accounts (other than (i) each deposit account, the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation, pension benefits and similar expenses or taxes related thereto, (ii) each deposit account used, in the ordinary course of business, solely for daily accounts payable and that has an ending daily balance of zero and (iii) each Deposit Account used in the ordinary course of business for local store accounts (which shall be governed by Section 6.4 of the Guarantee and Collateral Agreement)) not subject to Deposit Account Control Agreements or other appropriate control agreements in favor of the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent at each time when the Borrower delivers Borrowing Base reports pursuant to Section 6.2(g), and if such aggregate balance under clause (ii) above shall at any time of determination exceed $1,000,000, the Borrower shall promptly eliminate such excess from such accounts or shall within 30 days enter, or cause the applicable Loan Parties to enter, into one or more Deposit Account Control Agreements or other appropriate control agreements in favor of the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent so that there shall not thereafter be any such excess; provided, however, that the Borrower shall have 90 days after the Closing Date (or such later date as the Administrative Agent shall agree in its Permitted Discretion) to obtain such Deposit Account Control Agreements or other appropriate control agreements.
Section 7.    NEGATIVE COVENANTS
          SuperHoldings, Holdings and the Borrower hereby jointly and severally agree that, so long as the Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of SuperHoldings, Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

          7.1   Consolidated Fixed Charge Coverage Ratio. During any period (a “FCCR Compliance Period”) commencing on a date (each a “Commencement Date”) on which Availability is less than the greater of (i) 20% of the Total Revolving Credit Commitments and (ii) $15,000,000, and continuing until such later date on which Availability shall have exceeded such threshold for at least 60 consecutive days, at any time permit the Consolidated Fixed Charge Coverage Ratio for the Test Period in effect at any time (including, for the avoidance of doubt, the Test Period in effect on the applicable Commencement Date) to be less than 1.10 to 1.00.
          7.2   Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a)   Indebtedness of any Loan Party pursuant to any Loan Document;
     (b)   Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary;
     (c)   Indebtedness secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;
     (d)   Capital Lease Obligations in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;
     (e)   Indebtedness outstanding on the date hereof and listed on Schedule 7.2(e) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof);
     (f)   guarantees made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor;
     (g) (i)   Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $175,000,000, (ii) any refinancing thereof with an issuance of debt securities of Holdings or the Borrower, provided that such securities (excluding the interest rate) are (w) taken as a whole, at least as favorable to Holdings, the Borrower and the Lenders as the Senior Subordinated Notes, (x) taken as a whole are not more restrictive than the terms of this Agreement and (y) at least as subordinated to payment of the Obligations as the Senior Subordinated Notes and (iii) Guarantee Obligations of Holdings and of any Subsidiary Guarantor in respect of such Indebtedness of the Borrower; provided that such Guarantee Obligations are subordinated to the obligations of such Guarantor under the Loan Documents to the same extent as are the obligations of the Borrower in respect of the Senior Subordinated Notes or, if applicable, such refinancing securities;
     (h) (i)   Indebtedness of Holdings in respect of the Holdings Discount Notes in an aggregate principal amount not to exceed $77,000,000, (ii) any refinancing thereof with (x) the proceeds of a substantially concurrent issuance of new common equity by Holdings or (y) an issuance of debt securities of the Borrower or Holdings, provided that such securities (excluding the interest rate) are (A) taken as a whole, at least as favorable to Holdings, the Borrower and the Lenders as the Holdings Discount Notes, (B) taken as a whole are not more restrictive than the terms of this Agreement and (C) at least as subordinated to payment of the Obligations as the Holdings Discount Notes (in the case of a refinancing with an issuance of debt securities by Holdings) or the Senior Subordinated Notes (in the case of a refinancing with an issuance of debt securities by the Borrower), as applicable and (iii) Guarantee Obligations of Holdings and of any Subsidiary Guarantor in respect of such Indebtedness of the Borrower in the case of a refinancing with an issuance of debt securities of the Borrower; provided that such Guarantee Obligations are subordinated to the obligations of such Guarantor under the Loan Documents to the same extent as are the obligations of the Borrower in respect of the Senior Subordinated Notes or, if applicable, any refinancing securities permitted by Section 7.2(g)(ii);
     (i) (i)   Indebtedness of the Borrower in respect of the Senior Secured Notes in an aggregate principal amount not to exceed $200,000,000, (ii) any refinancing thereof with an issuance of debt securities of Holdings or the Borrower, provided that such securities (excluding the interest rate) are (A) taken as a whole, at least as favorable to Holdings, the Borrower and the Lenders as the Senior Secured Notes and (B) taken as a whole are not more restrictive than the terms of this Agreement and (iii) Guarantee Obligations of Holdings and of any Subsidiary Guarantor in respect of such Indebtedness of the Borrower; provided that all collateral, if any, securing any obligations described in this paragraph (i) is subordinated in right of payment pursuant to, and subject to the terms of, the Intercreditor Agreement;
     (j)   additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount at any one time outstanding for the Borrower and all Subsidiaries) not to exceed $15,000,000 less the aggregate principal amount of Indebtedness incurred pursuant to clauses (c) and (d) above and (l) below at such time;
     (k)   Indebtedness of the Borrower in respect of Swap Agreements permitted by this Agreement; and
     (l)   Indebtedness consisting of the obligations of SuperHoldings or Holdings to pay the deferred portion of the purchase price of common stock or common stock options of Holdings or SuperHoldings from former officers or employees of SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries upon the termination of employment of such officer or employee in connection with purchases permitted by Section 7.6(d); provided that (i) interest thereon shall be a per annum market rate and shall not be payable more frequently than quarterly, (ii) except as permitted by Section 7.6(d), no principal or interest shall be paid with respect to each such obligation other than in-kind and (iii) each such obligation (x) is subordinated to the Obligations of the relevant Loan Party under the Loan Documents on terms satisfactory to the Administrative Agent, (y) has a maturity that extends beyond April 2, 2013 (it being understood that a portion of such obligations may have a shorter maturity date as long as the payments that will become due with respect to such obligations shall not exceed the amount permitted to be paid in cash pursuant to Section 7.6(d)(ii)) and (z) is evidenced by a promissory note having terms satisfactory to the Administrative Agent; provided further that any Indebtedness incurred pursuant to this Section 7.2(l) shall reduce the amount of Indebtedness permitted by Sections 7.2(j).

Notwithstanding the foregoing, no Subsidiary of Holdings will create, incur, assume or suffer to exist any Guarantee Obligation in respect of any Indebtedness of Holdings.
          7.3   Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, except for:
     (a)   Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings, the Borrower or their respective Subsidiaries, as the case may be, in conformity with GAAP;
     (b)   carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;
     (c)   pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (d)   deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e)   easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
     (f)   Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(e), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;
     (g)   Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;
     (h)   Liens created pursuant to the Security Documents;

     (i)   any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;
     (j)   Liens not otherwise permitted by this Section 7.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $1,000,000 at any one time;
     (k)   any covenants, easements, restrictions, encumbrances and exceptions contained in any mortgagee’s title insurance policy delivered in connection with the Existing Credit Agreement or referred to in Section 5.1(p)(i);
     (l)   any existing leases or subleases of all or any portion of a Mortgaged Property and any renewals and extensions thereof, any leases or subleases entered into upon the expiration or termination of any such lease or sublease, and any leases or subleases hereafter entered into of all or any portion of a Mortgaged Property not required by the Borrower for the operation of its business; and
     (m)   Liens on the Collateral securing the Senior Secured Notes and guarantees by Subsidiary Guarantors in respect thereof and any refinancing thereof, in each case as permitted by Section 7.2(i) and all subject to the terms of the Intercreditor Agreement.
Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 7.3 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clauses (h) and (m) above and (2) Inventory, other than those permitted under clauses (h) and (m) above.
          7.4   Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business except:
     (a)   any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);
     (b)   the Borrower and any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor; and
     (c)   SuperHoldings may merge with and into Holdings, with Holdings as the surviving corporation; provided that the first priority security interest in the Capital Stock of the Borrower in favor of the Administrative Agent for the ratable benefit of the Lenders is maintained.
          7.5   Limitation on Sale of Assets. Dispose of any of its Property or business (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

     (a)   the Disposition of obsolete or worn out property in the ordinary course of business;
     (b)   the sale of inventory in the ordinary course of business;
     (c)   Dispositions permitted by Section 7.4(b);
     (d)   the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor or the sale or issuance of the Borrower’s Capital Stock to Holdings, in each case, so long as such Capital Stock is pledged to the Administrative Agent for the benefit of the Lenders to the extent required by the Guarantee and Collateral Agreement; and
     (e)   the sale of other assets at fair market value provided that (i) such assets have a fair market value not to exceed $2,000,000 for any fiscal year of the Borrower and not exceeding $5,000,000 in the aggregate from the Closing Date and (ii) the consideration received by Holdings, the Borrower and their respective Subsidiaries for each such sale of assets shall not be less than 75% cash, provided, that the requirements of Section 2.9 are complied with in connection therewith.
          7.6 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any of their respective Subsidiaries (collectively, “Restricted Payments”), except that:
     (a)   any Subsidiary of the Borrower may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor (and if such Subsidiary is not a Wholly Owned Subsidiary of the Borrower, to its other holders of Capital Stock on a pro rata basis, provided that any such Restricted Payment to such other holders of Capital Stock be attributable only to cash flows of such Subsidiary);
     (b)   so long as no Default or Event of Default shall have occurred and be continuing after giving effect to the payment of any such dividend or investment, the Borrower may pay dividends to Holdings or make investments in Holdings to permit Holdings to pay scheduled cash interest payments on the Holdings Discount Notes or any refinancing thereof permitted by Section 7.2(h)(ii)) or to permit Holdings to make any payments permitted by Section 7.8(a)(ii) in an amount not to exceed the amount of interest required to be paid in cash by the terms of the Holdings Discount Notes Indenture or any refinancing thereof permitted by Section 7.2(h)(ii) or the amount of such payment made pursuant to Section 7.8(a)(ii), as applicable;

     (c)   the Borrower may pay dividends to Holdings or make investments in Holdings to permit Holdings, and Holdings may pay dividends to SuperHoldings or make investments in SuperHoldings to permit SuperHoldings, to (i) pay corporate overhead expenses incurred in the ordinary course of business not to exceed $250,000 in any fiscal year and (ii) pay any taxes which are due and payable by SuperHoldings, Holdings and the Borrower as part of a consolidated group;
     (d)   so long as no Default or Event of Default shall have occurred and be continuing, (i) the Borrower may pay dividends to Holdings or make investments in Holdings (and, if applicable, Holdings may use such proceeds to pay dividends to SuperHoldings or make investments in SuperHoldings) to permit Holdings to purchase Holdings’ common stock (or, if applicable, to permit SuperHoldings to purchase SuperHoldings’ common stock) or common stock options from present or former officers or employees, or the estate, heirs or legatees of such former officers or employees, of Holdings, the Borrower or any of their respective Subsidiaries upon the death, disability or termination of employment of such officer or employee, and (ii) SuperHoldings and Holdings may pay principal and interest on the Indebtedness permitted by Section 7.2(l), and the Borrower may pay dividends to Holdings or make investments in Holdings (and, if applicable, Holdings may use such proceeds to pay dividends to SuperHoldings or make investments in SuperHoldings) to permit Holdings to (or, if applicable, to permit SuperHoldings to) pay principal and interest on the Indebtedness permitted by Section 7.2(l), provided, that the aggregate amount of payments under this paragraph (d) after the Closing Date shall not exceed $1,000,000 per annum and $2,000,000 in the aggregate, net of any cash proceeds received by Holdings (or, if applicable, SuperHoldings) and contributed to the Borrower in connection with resales of any common stock or common stock options so purchased;
     (e)   so long as no Default or Event of Default shall have occurred and be continuing after giving effect thereto, SuperHoldings or Holdings may make any Restricted Payment permitted by Section 7.2(l) in an aggregate amount not to exceed $1,000,000; provided that Restricted Payments in an aggregate amount in excess of $1,000,000 may be made so long as both immediately before and immediately after giving pro forma effect to such Restricted Payment, (i) the Consolidated Fixed Charge Coverage Ratio for the Test Period in effect at the time such Restricted Payment is made is at least 1.20 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (ii) Availability shall not be less than 25% of the Total Revolving Credit Commitments; and
     (f)   so long as no Default or Event of Default shall have occurred and be continuing after giving effect thereto, SuperHoldings or any of its Subsidiaries may purchase Capital Stock of SuperHoldings pursuant to SuperHoldings’ restricted stock plan provided that the aggregate purchase price for such Capital Stock (inclusive of reimbursement amounts in respect of Taxes) shall not exceed $5,000,000.
          7.7   Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting all or a material part of a business unit of, or make any other investment in, any Person, except:
     (a)   extensions of trade credit in the ordinary course of business;
     (b)   investments in Cash Equivalents;
     (c)   Guarantee Obligations permitted by Section 7.2;
     (d)   loans and advances to employees of Holdings, the Borrower or its Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for Holdings, the Borrower and its Subsidiaries not to exceed $500,000 at any one time outstanding;
     (e)   investments made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;
     (f)   investments by Holdings, the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor; and
     (g)   acquisitions by the Borrower or any of its Subsidiaries of the Capital Stock of, or assets of, entities engaged in similar lines of business as the Borrower and its Subsidiaries on the Closing Date, provided, that (i) the aggregate purchase price for all such acquisitions occurring after the Closing Date shall not exceed $60,000,000 (plus common equity or preferred equity having terms satisfactory to the Administrative Agent (or the net cash proceeds of such equity) issued by SuperHoldings to finance such acquisition, (ii) the aggregate purchase price for all such acquisitions shall not exceed $20,000,000 (plus common equity or preferred equity having terms satisfactory to the Administrative Agent (or the net cash proceeds of such equity) issued by SuperHoldings to finance such acquisition) in any fiscal year of the Borrower, (iii) no Default or Event of Default shall have occurred or be continuing after giving effect to any such acquisition, (iv) no Indebtedness shall be assumed by the Borrower or any of its Subsidiaries in connection with any such acquisition except to the extent otherwise permitted pursuant to this Agreement, (v) both immediately before and immediately after giving pro forma effect thereto (a) the Consolidated Fixed Charge Coverage Ratio is at least 1.20 to 1.00 (determined on a Pro Forma Basis in respect of the most recent period of twelve consecutive fiscal months for which financial statements are available) and (b) Availability (determined on a Pro Forma Basis) for the six-month period preceding the consummation of such acquisition shall not have been less than 25% of the Total Revolving Credit Commitments, and (vi) all such acquisitions after the Closing Date shall be limited to acquisitions of the Capital Stock of, or assets of, stores engaged in similar lines of business as the Borrower and its Subsidiaries on the Closing Date;
     (h)   investments existing on the Closing Date and listed on Schedule 7.7;

     (i)   investments and advances made by the Borrower in Holdings to the extent permitted by Section 7.6(b), (c) or (d); and
     (j)   other investments in an aggregate amount not to exceed $5,000,000 at any one time outstanding; provided that both immediately before and immediately after giving pro forma effect thereto (a) the Consolidated Fixed Charge Coverage Ratio for the Test Period in effect at the time such investment is made is at least 1.20 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (b) Availability shall not be less than 25% of the Total Revolving Credit Commitments.
          7.8   Limitation on Optional Payments and Modifications of Debt Instruments and Other Material Documents.   (a) Make or offer to make any payment, prepayment, repurchase, redemption or defeasance of or otherwise defease or segregate funds with respect to the Senior Secured Notes, the Holdings Discount Notes or the Senior Subordinated Notes (other than scheduled interest payments required to be made in cash), except (i) in connection with the issuance of any refinancing Indebtedness permitted by Section 7.2(g)(ii), Section 7.2(h)(ii), or Section 7.2(i)(ii) or from the proceeds of a substantially concurrent issuance of new common equity of Holdings and (ii) so long as (A) no proceeds of the Loans are used to make such payment, prepayment, repurchase, redemption, defeasance or segregation of funds, except in aggregate amount not to exceed the portion of the Optional Payment Amount which has been applied to the prepayment of Revolving Credit Loans pursuant to Section 2.15(b) and (B) after giving pro forma effect to such payment, prepayment, repurchase, redemption, defeasance or segregation of funds, (I) Availability shall not be less 25% of the Total Revolving Credit Commitments, (II) the Consolidated Fixed Charge Coverage Ratio is at least 1.20 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (III) no Default or Event of Default shall have occurred and be continuing, in an aggregate amount since the Closing Date for the Senior Secured Notes, the Senior Subordinated Notes, the Holdings Discount Notes and any refinancing Indebtedness permitted by Section 7.2(g)(ii), Section 7.2(h)(ii) and Section 7.2(i)(ii) not in excess of the Optional Payment Amount;
          (b)   amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Secured Notes, the Senior Subordinated Notes or the Holdings Discount Notes or any refinancing Indebtedness permitted by Section 7.2(g)(ii), Section 7.2(h)(ii) or Section 7.2(i)(ii) (other than any such amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon and (ii) does not involve the payment of a consent fee);
          (c)   designate any Indebtedness other than the Obligations as “Designated Senior Indebtedness” for the purposes of the Senior Subordinated Note Indenture or any refinancing Indebtedness permitted by Section 7.2(g)(ii); or
          (d)   amend its certificate of incorporation, bylaws or other organizational documents in any manner determined by the Administrative Agent to be adverse to the Lenders without the prior written consent of the Required Lenders.

          7.9   Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of Holdings, the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to Holdings, the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.
          7.10   Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries of real or personal property owned by Holdings, the Borrower or any of their respective Subsidiaries on the Closing Date which has been or is to be sold or transferred by SuperHoldings, Holdings, the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of SuperHoldings, Holdings, the Borrower or such Subsidiary. Notwithstanding the foregoing, the Borrower or any its Subsidiaries may enter into any such arrangement described in the immediately preceding sentence with respect to any property acquired by the Borrower or such Subsidiary after the Closing Date to the extent otherwise permitted pursuant to this Agreement, provided that such arrangement is entered into within 90 days after such property is acquired by the Borrower or such Subsidiary.
          7.11   Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than March 31 or change the Borrower’s method of determining fiscal quarters.
          7.12   Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement which prohibits or limits the ability of SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) the Indentures or any refinancing thereof permitted by Section 7.2(g), Section 7.2(h) or Section 7.2(i) and (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).
          7.13   Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, the Indentures or any refinancing thereof permitted by Section 7.2(g), Section 7.2(h) or Section 7.2(i) and (ii) any

restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.
          7.14   Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or which are related, ancillary or complementary thereto.
          7.15   Limitation on Activities of Holdings and SuperHoldings.   (a) In the case of Holdings, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (A) nonconsensual obligations imposed by operation of law, (B) pursuant to the Loan Documents to which it is a party, (C) obligations with respect to its Capital Stock and (D) the Holdings Discount Notes or any refinancing thereof permitted by Section 7.2(h)(ii), (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received from the Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section) and cash equivalents) other than the ownership of shares of Capital Stock of the Borrower or (iv) own the Capital Stock of any Subsidiary (other than the Borrower and its Subsidiaries). Notwithstanding the foregoing, Holdings may refinance the Holdings Discount Notes to the extent permitted by Sections 7.2 and 7.8.
          (b)   In the case of SuperHoldings, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of Holdings, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (A) nonconsensual obligations imposed by operation of law, (B) pursuant to the Loan Documents to which it is a party and (C) obligations with respect to its Capital Stock and (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received from Holdings in accordance with Section 7.6 pending application in the manner contemplated by said Section) and cash equivalents) other than the ownership of shares of Capital Stock of Holdings or (iv) own the Capital Stock of any Subsidiary (other than Holdings and its Subsidiaries).
          7.16   Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of equity interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

Section 8.    EVENTS OF DEFAULT
     If any of the following events shall occur and be continuing:
     (a)   The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within 3 Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
     (b)   Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
     (c)   Any Loan Party shall default in the observance or performance of any agreement contained in (i) clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a) or Section 7, or (ii) clause (e) of Section 2.9 or clause (j) of Section 6.2, and in the case of this clause (ii) such default shall continue unremedied for a period of 3 Business Days (or, during any period that is not an FCCR Compliance Period, any default under clause (j) of Section 6.2 shall continue unremedied for a period of 30 days); or
     (d)   any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or
     (e)   SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $2,500,000; or
     (f) (i)   SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any of their respective Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (g) (i)   Any Person shall engage in any Prohibited Transaction involving any Plan, (ii) any Single Employer Plan shall fail to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (iii) any filing shall be made pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Single Employer Plan, (iv) there shall exist any failure to make by its due date a required installment under Section 430(j) of the Code with respect to a Single Employer Plan or any required contribution to a Multiemployer Plan; (v) there shall be a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA), (vi) any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (vii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (viii) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (ix) a Loan Party or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or determination that any Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA), (x) there shall exist a failure to make or accrue any employer or employee contribution required by law or normal accounting practices to a Foreign Benefit Arrangement or Foreign Plan, (xi) the accrued benefit obligations of any Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants shall exceed the assets of such Foreign Plan, (xii) any Foreign Plan required to be registered shall not be in good standing with applicable regulatory authorities or any Foreign Plan or Foreign Benefit Arrangement shall not be in compliance with any material provision of applicable law or applicable regulations, or (xiii) any other event or condition shall occur or exist with respect to a Plan, Foreign Plan, or Foreign Benefit Arrangement; and in each case in clauses (i) through (xiii) above, such event or condition, together with all other such events or conditions, if any, could, in the reasonable judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
     (h)   One or more judgments or decrees shall be entered against SuperHoldings, Holdings, the Borrower or any of their respective Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $2,500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
     (i)   Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
     (j) (i)   Any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) other than the Primary Investors (A) shall have acquired beneficial ownership of a greater percentage of SuperHoldings’ voting common stock than is then held by the Primary Investors or (B) shall obtain the power (whether or not exercised) to elect a majority of the Borrower’s, Holdings’ or SuperHoldings’ directors (for purposes of this clause (i), and clause (ii)(B) below, any shares of voting stock that are required to be voted for a nominee of any Primary Investor shall be deemed to be held by such Primary Investor for purposes of determining the voting power held by any Person); or (ii) (A) the board of directors of the Borrower, Holdings or SuperHoldings shall not consist of a majority of Continuing Directors; as used in this paragraph “Continuing Directors” shall mean the directors the Borrower, Holdings or SuperHoldings, as the case may be, on the Closing Date and each other director, if such other director’s nomination for election to the board of directors of the Borrower, Holdings or SuperHoldings is recommended by a majority of the then Continuing Directors or (B) the Primary Investors shall cease to be able to elect a majority of the board of directors of (x) SuperHoldings, (y) through SuperHoldings, Holdings, or (z) through Holdings, the Borrower; or (iii) the Primary Investors shall cease to own legally and beneficially at least 51% of each outstanding class of Capital Stock having ordinary voting power in the election of directors of SuperHoldings; or (iv) prior to the merger contemplated by Section 7.4(c), SuperHoldings shall cease to own legally and beneficially 90% of each class of Capital Stock of Holdings, free of Liens (other than Liens created by the Security Documents or permitted by Section 7.3(m)); or (v) Holdings shall cease to own legally and beneficially 100% of each class of Capital Stock of the Borrower, free of Liens (other than Liens created by the Security Documents or permitted by Section 7.3(m)); or (vi) a “change of control” as defined in any Indenture shall occur; or
     (k)   The Senior Subordinated Notes, any refinancing thereof pursuant to Section 7.2(g)(ii) or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Guarantors under the Loan Documents, as the case may be, as provided in the Senior Subordinated Note Indenture or any other applicable documentation, or any Loan Party shall so assert;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, Holdings or SuperHoldings, automatically the Revolving Credit Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by SuperHoldings, Holdings and the Borrower. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
Section 9.    THE AGENTS
          9.1   Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
          9.2   Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
          9.3   Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
          9.4   Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          9.5   Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          9.6   Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
          9.7   Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Revolving Credit Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, including all amounts owed by the Borrower under Section 10.5 which are not paid by the Borrower; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.
          9.8   Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent was not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
          9.9   Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.

If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.
          9.10   Authorization to Release Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of the Borrower or any of its Subsidiaries that is the subject of a Disposition which is permitted by this Agreement or which has been consented to in accordance with Section 10.1.
          9.11   Reports. Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
          9.12   Documentation Agent and Syndication Agent. Neither the Documentation Agent nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.
Section 10. MISCELLANEOUS
          10.1   Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders, or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest, fee or letter of credit commission payable hereunder or extend the scheduled date of any payment thereof, extend the duration of any Interest Period beyond six months, or increase the amount or extend the expiration date of any Lender’s Revolving Credit Commitment, in each case without the consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this Section 10.1 or reduce any percentage specified in the definition of Required Lenders or Supermajority Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release Holdings or, while SuperHoldings remains in existence, SuperHoldings or all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iii) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (iv) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; (v) amend, modify or waive any provision of Section 2.3 or 2.4 or increase or decrease the amount of Swing Line Commitment without the written consent of the Swing Line Lender; (vi) amend or modify the definition of “Borrowing Base”, “Eligible Accounts Receivable”, “Eligible Inventory”, or otherwise make changes affecting Borrowing Base eligibility criteria that have the effect of increasing Availability, in each case without the consent of the Supermajority Lenders, or (vii) amend, modify or waive any provision of Sections 2.15(a) or (b) without the written consent of each Lender adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
          If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 10.6(b), and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.16 and 2.18, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.18 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
          10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received by a responsible officer of the addressee, addressed as follows in the case of SuperHoldings, Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

SuperHoldings and	NBC Acquisition Corp.
Holdings:	4700 South 19th Street
Lincoln, Nebraska 68501
Attention: Chief Financial Officer
Facsimile: 402-421-0507

The Borrower:	Nebraska Book Company, Inc.
4700 South 19th Street
Lincoln, Nebraska 68501
Attention: Chief Financial Officer
Facsimile: 402-421-0507

The Administrative Agent:	JPMorgan Chase Bank, N.A.
Bank Loans and Agency Services
1111 Fannin Street, 10th Floor
Houston, TX 77002
Attention: Syed X Abbas
Facsimile: 713-286-3245

with a copy to:	JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, New York 10017
Attention: Eric H Pratt
Facsimile: 212-270-6842
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          10.3   No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          10.4   Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
          10.5   Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable documented out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees, disbursements and other charges of counsel to the Administrative Agent (with such counsel to include no more than one local counsel in each applicable jurisdiction so long as such counsel are engaged with the Borrower’s prior written consent), (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees, disbursements and other charges of one counsel (and the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Holdings, the Borrower any of their respective Subsidiaries or any of the Properties and the reasonable fees, disbursements and other charges of one counsel (and the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided, that the Borrower shall have no obligation hereunder to any indemnitee with respect to indemnified liabilities (i) to the extent such indemnified liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnitee or (ii) arising from a lawsuit or administrative proceeding against such indemnitee if the Borrower was not given notice of such lawsuit or administrative proceeding and an opportunity to participate in the defense thereof at its own expense. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any indemnitee. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.
          Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:
     (i)   appraisals and insurance reviews;
     (ii)   field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination, together with the reasonable fees and expenses associated with collateral monitoring services performed by the Specialized Due Diligence Group of the Administrative Agent (and the Borrower agrees to modify or adjust the computation of the Borrowing Base — which may include maintaining additional Reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Borrowing Base — to the extent required by the Administrative Agent as a result of any such evaluation, appraisal or monitoring);
     (iii)   background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the reasonable discretion of the Administrative Agent;
     (iv)   taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;
     (v)   sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
     (vi)   forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing costs and expenses may be charged to the Borrower as Revolving Credit Loans or to another deposit account, all as described in Section 2.15(g).
          10.6   Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) neither the Borrower nor Holdings may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
          (b)   (i)   Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than the Borrower, an Affiliate of the Borrower or a natural person) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably delayed or withheld) of:
          (A)   the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and
          (B)   the Administrative Agent and the Issuing Lender.
     (ii) Assignments shall be subject to the following additional conditions:
          (A)   except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitments or Loans, the amount of the Revolving Credit Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each prospective Lender and its Affiliates or Approved Funds, if any;
          (B)   the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (treating multiple or simultaneous assignments by or to two or more Approved Funds or two or more funds that are engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business that are managed by the same investment advisor or Affiliated advisors as a single assignment); and
          (C)   the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.
          For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; provided that, for purposes of proviso (2) of clause (b)(ii)(A) above, in connection with an assignment to a prospective Lender not previously a Lender, the term “Lender” as it is used in clauses (a), (b) and (c) of this paragraph shall mean such prospective Lender.
          (iii)   Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv)   The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v)   Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c)   (i)   Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (but in no case to the Borrower, an Affiliate of the Borrower or a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of (and the limitations of) Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
          (ii)   A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.17 unless such Participant complies with Section 2.17(d).
          (d)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e)   The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
          (f)   Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
          10.7   Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to the Lenders or a particular Lender or Agent, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or the Reimbursement Obligations owing to such other Lender, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan and/or of the Reimbursement Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b)   In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to SuperHoldings, Holdings or the Borrower, any such notice being expressly waived by SuperHoldings, Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by SuperHoldings, Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any branch or agency thereof to or for the credit or the account of SuperHoldings, Holdings or the Borrower. Each Lender agrees promptly to notify SuperHoldings, Holdings, the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          10.8   Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
          10.9   Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          10.10   Integration. This Agreement and the other Loan Documents represent the agreement of SuperHoldings, Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
          10.11   GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          10.12   Submission To Jurisdiction; Waivers. Each of SuperHoldings, Holdings and the Borrower hereby irrevocably and unconditionally:
     (a)   submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to SuperHoldings, Holdings or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.
          10.13   Acknowledgements. Each of SuperHoldings, Holdings and the Borrower hereby acknowledges that:

     (a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b)   neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to SuperHoldings, Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and SuperHoldings, Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c)   no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among SuperHoldings, Holdings, the Borrower and the Lenders.
          10.14   WAIVERS OF JURY TRIAL. SUPERHOLDINGS, HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          10.15   Confidentiality. The Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate of any Lender, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee which agrees to comply with the provisions of this Section, (c) to the employees, directors, agents, attorneys, accountants and other professional advisors of such Lender or its Affiliates, (d) upon the request or demand of any Governmental Authority having jurisdiction over the Administrative Agent or such Lender, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) which has been publicly disclosed other than in breach of this Section 10.15, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.15 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION

CONCERNING THE BORROWER AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
          ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
          10.16   USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
          10.17   Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
          10.18   Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Administrative Agent pursuant to this Agreement or any other Loan Document and the exercise of any right or remedy by the Administrative Agent hereunder or under any other Loan Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall govern and control with respect to any right or remedy.
          10.19   Release of Liens. The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the all

Commitments, payment and satisfaction in full in cash of all Obligations (other than the Contingent Obligations), and the cash collateralization of any outstanding Letters of Credit in a manner satisfactory to the Issuing Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Capital Stock of a Subsidiary, the Administrative Agent is authorized to release such Loan Party from its obligations under the Security Documents, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Section 8. In addition, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $10,000,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. At the request and sole expense of each Loan Party following any such release, the Administrative Agent shall deliver to such Loan Party any Collateral held by the Administrative Agent, and execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such release.
          10.20   Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
          10.21   Effect of Amendment and Restatement of the Existing Credit Agreement. This Agreement shall be deemed to be an amendment to and restatement of the Existing Credit Agreement and the Existing Credit Agreement as amended and restated hereby shall remain in full force and effect and is hereby ratified and confirmed in all respects. All extensions of credit under the Existing Credit Agreement on the Closing Date shall remain outstanding following the Closing Date and shall be continued under this Agreement, as amended in the manner set forth herein. All references to the Existing Credit Agreement in any other agreement or document shall, on and after the Closing Date, be deemed to refer to the Existing Credit Agreement as amended and restated hereby. The Borrower agrees, acknowledges and affirms that (i) each of the Security Documents to which it is a party shall remain in full force and effect and shall constitute security for all extensions of credit pursuant to the Existing Credit Agreement as amended and restated hereby and (ii) any reference to the Existing Credit Agreement appearing in any such Security Document shall on and after the Closing Date shall be deemed to refer to the Existing Credit Agreement as amended and restated hereby.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NBC HOLDINGS CORP.
By:	/s/ Barry S. Major
	Name:	Barry S. Major
	Title:	President

NBC ACQUISITION CORP.
By:	/s/ Barry S. Major
	Name:	Barry S. Major
	Title:	President

NEBRASKA BOOK COMPANY, INC.
By:	/s/ Barry S. Major
	Name:	Barry S. Major
	Title:	President

JPMORGAN CHASE BANK, N.A. as Administrative Agent
By:	/s/ Eric H. Pratt
	Name:	Eric H. Pratt
	Title:	Vice President

JPMORGAN CHASE BANK, N.A. as a Lender
By:	/s/ Eric H. Pratt
	Name:	Eric H. Pratt
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Geoff Headington
	Name:	Geoff Headington
	Title:	Director

BANK OF AMERICA, N.A., as a Lender
By:	/s/ Richard D. Hill, JR.
	Name:	Richard D. Hill, JR.
	Title:	Managing Director

ANNEX A
PRICING GRID FOR REVOLVING CREDIT LOANS AND SWING LINE LOANS

	Eurodollar Rate	Base Rate
	Applicable	Applicable
Average Daily Availability	Margin	Margin
> $50,000,000	4.25	3.25
≤$50,000,000 but ≥$25,000,000	4.50	3.50
< $25,000,000	4.75	3.75

     At any time after the Adjustment Date, the Applicable Margins shall be determined in accordance with the foregoing table based on the Borrower’s average daily Availability during each fiscal quarter. Adjustments, if any, to the Applicable Margins shall be made on a quarterly basis and shall be effective five Business Days after the Administrative Agent has received the applicable Borrowing Base Certificate. If the Borrower fails to deliver the Borrowing Base Certificate to the Administrative Agent at the time required pursuant to Section 6.2, then the Applicable Margins shall be the highest Applicable Margins set forth in the foregoing table until five days after such Borrowing Base Certificate is so delivered.

SCHEDULE 1.1A
REVOLVING CREDIT COMMITMENTS

Lender	Revolving Credit Commitment

JPMorgan Chase Bank, N.A.	$25,000,000.00
Wells Fargo Bank, National Association	$25,000,000.00
Bank of America, N.A.	$25,000,000.00

TOTAL REVOLVING CREDIT COMMITMENTS	$75,000,000.00